                                                                     EXHIBIT 2.1


                                                                CONFORM COPY




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                                 ACCURIDE CORPORATION

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                     STOCK SUBSCRIPTION AND REDEMPTION AGREEMENT

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                            Dated as of November 17, 1997





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

                                  TABLE OF CONTENTS

                                                                                      Page
                                                                                      ----
1.   Sale and Purchase  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.1  Sale of the Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.2  Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.3  Redemption of the Redeemed Shares . . . . . . . . . . . . . . . . . . . . . . .2
     1.4  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     1.5  Purchase Price Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . .6

2.   Representations and Warranties of the Shareholder. . . . . . . . . . . . . . . . . 19
     2.1  Corporate Status and Authority. . . . . . . . . . . . . . . . . . . . . . . . 19
     2.2  No Conflicts, Consents and Approvals, etc.. . . . . . . . . . . . . . . . . . 21
     2.3  Corporate Status of the Company . . . . . . . . . . . . . . . . . . . . . . . 24
     2.4  Capital Stock of the Company. . . . . . . . . . . . . . . . . . . . . . . . . 25
     2.5  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     2.6  Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     2.7  Absence of Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . . . . 28
     2.8  Assets, Properties, etc.. . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     2.9  Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     2.10 Employment Agreements and Benefits, etc.. . . . . . . . . . . . . . . . . . . 35
          2.10.1    Employment Agreements and Plans . . . . . . . . . . . . . . . . . . 35
          2.10.2    ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
          2.10.3    Tax Qualification . . . . . . . . . . . . . . . . . . . . . . . . . 41
          2.10.4    Terminations. . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
          2.10.5    Deductibility of Payments . . . . . . . . . . . . . . . . . . . . . 42
     2.11 Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     2.12 Governmental Authorizations; Compliance with Law. . . . . . . . . . . . . . . 46
     2.13 Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
     2.14 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     2.15 Absence of Changes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
     2.16 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
     2.17 Environmental Compliance and Conditions . . . . . . . . . . . . . . . . . . . 55
     2.18 Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
     2.19 Affiliate Transactions. . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
     2.20 Suppliers; Raw Materials. . . . . . . . . . . . . . . . . . . . . . . . . . . 58
     2.21 Customers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
     2.22 Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
     2.23 Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
     2.24 Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61

3.   Representations and Warranties of the Purchaser. . . . . . . . . . . . . . . . . . 62
     3.1  Corporate Status and Authority. . . . . . . . . . . . . . . . . . . . . . . . 62
     3.2  No Conflicts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     3.3  Financial Ability to Perform. . . . . . . . . . . . . . . . . . . . . . . . . 65
     3.4  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 66
     3.5  Purchase for Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . 66


                                       i


     3.6  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 66

4.   Certain Covenants . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . 67
     4.1  Consents; Obligations of the Parties. . . . . . . . . . . . . . . . . . . . . 67
     4.2  Obligations of the Shareholder. . . . . . . . . . . . . . . . . . . . . . . . 71
          4.2.1     Conduct of Business, etc. . . . . . . . . . . . . . . . . . . . . . 71
          4.2.2     Access and Information .  . . . . . . . . . . . . . . . . . . . . . 76
     4.3  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
     4.4  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 95
     4.5  Contact with Customers and Suppliers. . . . . . . . . . . . . . . . . . . . . 96
     4.6  Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 96
     4.7  Non-Solicitation of Employees . . . . . . . . . . . . . . . . . . . . . . . . 97
     4.8  Transition Services . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 97
     4.9  Non-Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .100
     4.10 Use of Business Name. . . . . . . . . . . . . . . . . . . . . . . . . . . . .102
     4.11 No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .103
     4.12 Confidentiality Agreements. . . . . . . . . . . . . . . . . . . . . . . . . .104
     4.13 Interim Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . .105
     4.14 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .105
     4.15 Certain Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .106

5.   Employees and Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . .107
     5.1  Compensation and Benefits of Company Employees. . . . . . . . . . . . . . . .107
     5.2  Establishment of Accuride Plans . . . . . . . . . . . . . . . . . . . . . . .113
     5.3  Employee Benefits Administration Services . . . . . . . . . . . . . . . . . .119

6.   Conditions Precedent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .119
     6.1  General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .119
     6.2  Conditions to Obligations of All Parties. . . . . . . . . . . . . . . . . . .120
          6.2.1     HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .120
          6.2.2     No Injunction, etc. . . . . . . . . . . . . . . . . . . . . . . . .120
          6.2.3     Governmental Consents . . . . . . . . . . . . . . . . . . . . . . .121
          6.2.4     Shareholder Board Ratification. . . . . . . . . . . . . . . . . . .121
     6.3  Conditions to Obligations of the Shareholder and the Company. . . . . . . . .121
          6.3.1     Representations and Warranties of the Purchaser . . . . . . . . . .121
          6.3.2     Officer's Certificate . . . . . . . . . . . . . . . . . . . . . . .122
          6.3.3     Opinion of Counsel. . . . . . . . . . . . . . . . . . . . . . . . .122
          6.3.4     Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . .122
     6.4  Conditions to Obligations of the Purchaser. . . . . . . . . . . . . . . . . .123
          6.4.1     Representations and Warranties of the Shareholder . . . . . . . . .123
          6.4.2     Officer's Certificate . . . . . . . . . . . . . . . . . . . . . . .123
          6.4.3     Opinion of Counsel. . . . . . . . . . . . . . . . . . . . . . . . .124
          6.4.4     Resignations. . . . . . . . . . . . . . . . . . . . . . . . . . . .124
          6.4.5     Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .124
          6.4.6     Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .125
          6.4.7     No Material Adverse Effect. . . . . . . . . . . . . . . . . . . . .125


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

          6.4.8     Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . .125
          6.4.9     Audited Financial Statements. . . . . . . . . . . . . . . . . . . .125
          6.4.10    Management Subscription Agreements. . . . . . . . . . . . . . . . .126
          6.4.11    Lacks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .126

7.   Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .127
     7.1  Survival of Representations and Warranties and Covenants. . . . . . . . . . .127
     7.2  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .128
          7.2.1     By the Shareholder. . . . . . . . . . . . . . . . . . . . . . . . .128
          7.2.2     By the Purchaser. . . . . . . . . . . . . . . . . . . . . . . . . .134
          7.2.3     Indemnification Procedures. . . . . . . . . . . . . . . . . . . . .138
          7.2.4     Mitigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .141

8.   Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .142

9.   General Provisions. . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .158
     9.1  Modification; Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . .158
     9.2  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .158
     9.3  Exclusivity of Representations and Warranties and Indemnification
          Provision; Relationship Between the Parties . . . . . . . . . . . . . . . . .159
     9.4  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .161
     9.5  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .162
     9.6  Further Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .162
     9.7  Post-Closing Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . .162
     9.8  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .167
     9.9  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .168
     9.10 No Third Party Beneficiaries. . . . . . . . . . . . . . . . . . . . . . . . .169
     9.11 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .169
     9.12 Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .169
     9.13 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .170
     9.14 Consent to Jurisdiction, etc. . . . . . . . . . . . . . . . . . . . . . . . .170
     9.15 Waiver of Punitive and Other Damages and Jury Trial . . . . . . . . . . . . .172
     9.16 Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .173
     9.17 Specific Performance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .173



Exhibits
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Exhibit 1 -    Term Sheet for the Transitional Services Agreement


Schedules
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Schedule 1 -   List of Documents


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

          STOCK SUBSCRIPTION AND REDEMPTION AGREEMENT, dated as of November 17, 1997, among Phelps Dodge Corporation, a New York corporation (the "Shareholder"), Accuride Corporation, a Delaware corporation and a wholly-owned subsidiary of the Shareholder (the "Company"), and Hubcap Acquisition L.L.C., a Delaware limited liability company (the "Purchaser").

          WHEREAS, the Shareholder owns all of the outstanding capital stock of the Company; and

          WHEREAS, the Company, together with its Subsidiaries, are in the business of manufacturing wheels and rims for commercial vehicles; and

          WHEREAS, on the terms and subject to the conditions contained herein, the Purchaser desires to subscribe for and purchase from the Company, and the Company and the Shareholder desire that the Company issue and sell to the Purchaser, 90 newly issued shares (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company as set forth herein; and

          WHEREAS, simultaneously with the acquisition by the Purchaser of the Shares, the Shareholder will sell to the Company, and the Company will purchase from the Shareholder, on the terms and subject to the conditions contained herein, the Redeemed Shares (as defined below) (the "Redemption").

          NOW, THEREFORE, the parties hereto agree as follows:

          1. Sale and Purchase.

          1.1 Sale of the Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.4), the Company will issue and sell, and the Purchaser will purchase, the Shares, free and clear of all Liens (other than restrictions on transfer arising under applicable federal and state securities laws). The Company hereby agrees that it will duly authorize the issuance and sale of the Shares and upon the consummation of the transactions contemplated hereby, the Shares will be validly issued, fully paid and non-assessable.

          1.2 Purchase Price. The purchase price for the Shares shall be $108,000,000 (the "Purchase Price").

          1.3 Redemption of the Redeemed Shares. (a) Subject to the terms and conditions of this Agreement, at the Closing, the Shareholder shall sell to the Company, and the Company shall redeem and purchase from the Shareholder, 90 shares of Common Stock (the "Redeemed Shares"). The Redeemed Shares to be delivered to the Company at the Closing shall be free and clear of all Liens.

          (b) The redemption price to be paid by the Company for the Redeemed Shares and the covenant set forth in Section 4.9 shall be $468,000,000 (the "Redemption

Price") (as such may be adjusted in Section 1.5). On or prior to the Closing Date, the parties shall agree on the amount of consideration (as described above) being paid by the Company to the Shareholder in respect of the Shareholder's covenant in Section 4.9. At the Closing, the Company shall pay the Shareholder by wire transfer of immediately available funds to previously designated accounts of the Shareholder the Redemption Price, plus or minus an estimate, prepared by the Company and delivered to the Shareholder, of any adjustment to the Redemption Price under Section 1.5 (the Redemption Price plus or minus such estimate of any adjustment under Section 1.5 being hereafter called the "Closing Date Amount").

          1.4 Closing. The closing of the purchase of the Shares and the Redemption (the "Closing") will take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022 at 10:00 A.M., New York time, on such date and time as the parties shall have agreed to in writing (the "Closing Date"). At the Closing:

          (a) (i) the Company will deliver, or cause to be delivered, to the Purchaser stock certificates representing the Shares, (ii) the Company will furnish the Purchaser with a certificate from the Secretary of the Company attaching a copy of (a) the resolutions of the Boards of Directors of the Shareholder and the Company authorizing the execution, delivery and performance by the Shareholder and the Company of each of the Documents (as defined below) to which it is a party, (b) resolutions of the Shareholder, as the sole stockholder of the Company, approving the execution, delivery and performance by the Company of each of the Documents to which the Company is a party, and
     (c) the charter documents and bylaws of the Company and its Subsidiaries, and (iii) the Shareholder will deliver fully executed assignment agreements to assign the confidentiality agreements, to the extent such agreements are assignable, as provided in Section 4.12;

          (b) the Purchaser will deliver, or cause to be delivered, (i) to the Company by wire transfer of immediately available funds to previously designated accounts of the Company the Purchase Price and
     (ii) a certificate from the Secretary of the Purchaser attaching a copy of the resolutions of the Purchaser's members authorizing the execution, delivery and performance by the Purchaser of each of the Documents to which the Purchaser is a party;

          (c) (i) the Company will deliver the Closing Date Amount to the Shareholder by wire transfer of immediately available funds to previously designated accounts of the Shareholder and (ii) the Shareholder will deliver to the Company stock certificates representing the Redeemed Shares, duly endorsed or accompanied by a duly executed stock power transferring the Redeemed Shares to the Company; and

          (d) the Shareholder, the Company and the Purchaser shall deliver all documents required to be delivered pursuant to Sections 6.3 and 6.4 and all other instruments as shall be reasonably requested by the parties hereto to effect the transactions contemplated by each of the Documents.

          1.5 Purchase Price Adjustment. (a) Within 75 days after the Closing Date, the Company and the Purchaser shall prepare and deliver to the Shareholder a statement (the "Statement") setting forth (i) Working Capital (as defined below) as of the close of business on December 31, 1997 ("Year End Working Capital"), and (ii) the aggregate Capital Expenditures (as defined below) incurred by the Company and its Subsidiaries during the period commencing July 1, 1997 and ending December 31, 1997 (the "Actual Capital Expenditures"), together with a special report of Deloitte & Touche, L.L.P., which will be designated as the Company's independent auditors, that the Statement has been prepared in compliance with the requirements of this Section 1.5.

          The Shareholder acknowledges that the Company shall have the primary responsibility and authority for preparing the Statement.

          At the Company's, the Shareholder's or the Purchaser's option, a physical inventory of all or certain categories of inventory shall be conducted by the Company and its Subsidiaries consistent with past practice on or before December 31, 1997 for the purpose of preparing the Statement, and each of the Shareholder, the Purchaser and the Company and their respective independent auditors shall have the right to observe the taking of such physical inventory. Any costs or expenses incurred by the Company and its Subsidiaries in connection with the conduct of such physical inventory shall be borne by the party requesting such physical inventory.

          During the 30-day period following the Shareholder's receipt of the Statement, the Shareholder and its independent auditors shall at the Shareholder's expense have on-site access at all reasonable times to the personnel, properties, books, records, schedules and analyses of the Company and its Subsidiaries and to the working papers of the Company and its independent auditors relating to the preparation of the Statement to the extent reasonably required to complete their review of the Statement. The Statement shall become final and binding upon the parties on the thirtieth day following delivery thereof, unless the Shareholder gives written notice of its disagreement with the Statement ("Notice of Disagreement") to the Company prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, and include all supporting schedules, analyses, working papers and other documentation, (ii) only include disagreements based on mathematical errors or based on Year End Working Capital or Actual Capital Expenditures not being calculated in accordance with this Section 1.5 and (iii) be accompanied by a special report of the Shareholder's independent auditors that they concur with each of the positions taken by the Shareholder in the Notice of Disagreement. If a Notice of Disagreement complying with the preceding sentence is received by the Company in a timely manner, then the Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the Shareholder and the Company resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below).

          During the 30-day period following the delivery of a Notice of Disagreement that complies with the preceding sentence, the Shareholder and the Company shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. During such period the Company and its independent auditors shall have access at all reasonable times to the personnel, books, records, schedules and analyses of the Shareholder and to the working papers of the Shareholder and its independent auditors relating to the preparation of the Notice of Disagreement to the extent reasonably required to complete their review of such Notice. If, at the end of such 30-day period, the Shareholder and the Company have not so resolved such differences, the Shareholder and the Company shall submit to an independent accounting firm (the "Accounting Firm") for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Disagreement. The Accounting Firm shall be a mutually acceptable internationally recognized independent public accounting firm agreed upon by the parties hereto in writing. The Shareholder and the Company shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within 30 days following the submission of such matters to the Accounting Firm. The Shareholder and the Company agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Except as specified in the following sentence, the cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable fees and expenses of legal counsel of the parties) pursuant to this Section 1.5 shall be borne by the Shareholder and the Company in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. Subject to the third paragraph of this Section 1.5(a), the fees and expenses of the Company's independent auditors incurred in connection with the issuance of their special report relating to the Statement and review of any Notice of Disagreement shall be borne by the Company, and the fees and expenses of the Shareholder's independent auditors incurred in connection with their review of the Statement and the issuance of their special report relating to the Notice of Disagreement shall be borne by the Shareholder.

          (b) If the Redemption Price Adjustment (as defined below) is greater than zero, the Redemption Price shall be increased by the Redemption Price Adjustment. If the Redemption Price Adjustment is less than zero, the Redemption Price shall be decreased as follows: (i) if the absolute value of the Redemption Price Adjustment is less than or equal to $10,000,000, the Redemption Price shall be decreased by the product of (x) .5 and (y) the absolute value of the Redemption Price Adjustment, and (ii) if the absolute value of the Redemption Price Adjustment is greater than $10,000,000, the Redemption Price shall be decreased by the sum of (x) $5,000,000 and (y) the amount by which the absolute value of the Redemption Price Adjustment is greater than $10,000,000. As an example, if the Redemption Price Adjustment is negative $14,000,000, the Redemption Price would be decreased by $9,000,000 ($5,000,000 + $(14,000,000 - 10,000,000)).

          "Redemption Price Adjustment" shall mean an amount, positive or negative, equal to the sum of (i) the difference, positive or negative, between Year End Working Capital and $57,296,000 (the "Working Capital Amount"), and (ii) the difference, positive or negative, between Actual Capital Expenditures and $24,985,000. The Redemption Price as so increased or decreased shall hereinafter be referred to as the "Adjusted Redemption Price." If the Closing Date Amount is less than the Adjusted Redemption Price, the Company shall, and if the Closing Date Amount is greater than the Adjusted Redemption Price, the Shareholder shall, within 10 business days after the Statement becomes final and binding upon the parties, make payment to the other party by wire transfer in immediately available funds of the amount of such difference, together with interest thereon from the Closing Date to the date of actual payment at a variable rate equal to the rate publicly announced from time to time by J.P. Morgan & Co. at its principal office in New York, New York, as its "base" rate, compounded annually.

          (c) The term "Working Capital" shall mean Current Assets minus Current Liabilities (in each case as defined below). The Working Capital Amount equals Working Capital on June 30, 1997, as set forth in Section 1.5 of the Shareholder's Disclosure Schedule, and shall not be subject to change regardless of whether the items included therein were in accordance with United States generally accepted accounting principles. The terms "Current Assets" and "Current Liabilities" shall mean the Company's consolidated current assets and consolidated current liabilities (other than (i) amounts attributable to deferred income tax assets and deferred income tax liabilities, or (ii) any current assets or current liabilities of Accuride de Mexico, S.A. de C.V. ("Accuride Mexico") or its Subsidiaries, including Servicios AISA), respectively, of the Company and its Subsidiaries (excluding
AKW), calculated in the same way, using the same methodologies and accounting practices (including with respect to determining estimates and allowances), as the line items comprising Working Capital used in determining the Working Capital Amount. Notwithstanding the foregoing, in connection with the determination of Year End Working Capital, the parties agree that (i) the Company shall be entitled to make normal year-end adjustments, consistent with past practices, (ii) the Current Liabilities included in the Year End Working Capital shall not include the $2.0 million restructuring reserve which was included in Current Liabilities in the Working Capital Amount, and which was reversed during the period commencing July 1, 1997 and ending December 31, 1997, (iii) an amount equal to the aggregate amount of Current Assets contributed by the Company (which contribution shall have been consented to by the Purchaser) to (a) Accuride Mexico or its Subsidiaries, including Servicios AISA, (b) AKW or (c) AOT, Inc. during the period commencing on the date hereof, and ending on December 31, 1997, shall be added back to the Year End Working Capital, (iv) an amount equal to the aggregate amount of Current Liabilities contributed by the Company (which contribution shall have been consented to by the Purchaser) to
(a) Accuride Mexico or its Subsidiaries, including Servicios AISA, (b) AKW or
(c) AOT, Inc. during the period commencing on the date hereof, and ending on December 31, 1997, shall be subtracted from the Year End Working Capital and
(v) no transfer or sale of non-Current Assets of the Company or its Subsidiaries to (a) Accuride

Mexico or its Subsidiaries, including Servicios AISA, (b) AKW or
(c) AOT, Inc. in return for Current Assets or for a reduction of Current Liabilities during the period commencing on the date hereof and ending on December 31, 1997 shall be given effect for purposes of calculating Year End Working Capital. Without limiting the generality of the foregoing, Year End Working Capital is to be calculated in the same way, using the same methodologies and accounting practices (including with respect to determining estimates and allowances), as the line items comprising Working Capital used in determining the Working Capital Amount whether or not doing so is in accordance with United States generally accepted accounting principles. The parties agree that the adjustment contemplated by this Section 1.5 attributable to Working Capital is intended to show the change in Working Capital from June 30, 1997 to December 31, 1997, subject to the exceptions set forth in this Section 1.5, and that such change may only be measured if the calculation is done in the same way, using the same methodologies and accounting practices (including with respect to determining estimates and allowances), at both dates. The scope of the disputes to be resolved by the Accounting Firm is limited to whether Year End Working Capital was calculated in the same way, using the same methodologies and accounting practices (including with respect to determining estimates and allowances), whether Actual Capital Expenditures were calculated in accordance with
Section 1.5(f), and whether there were mathematical errors in the Statement, and the Accounting Firm is not to make any other determination, including any determination as to whether United States generally accepted accounting principles were followed for the Financial Statements as of June 30, 1997, the Statement, or in the determination of Actual Capital Expenditures or as to whether the Working Capital Amount is correct. Any items on or omissions from the Financial Statements as of June 30, 1997 or Working Capital Amount that are based upon errors of fact or mathematical errors or that are not in accordance with United States generally accepted accounting principles shall be consistently applied and taken into account for purposes of calculating Year End Working Capital.

          (d) Solely in connection with the preparation of the Statement, the Purchaser agrees that it shall not take any actions with respect to the accounting books and records of the Company and its Subsidiaries on which the Statement is to be based that are not consistent with the Company and its Subsidiaries' past practices. Without limiting the generality of the foregoing, for the purpose of preparing the Statement, no changes shall be made in any reserve or other account existing as of June 30, 1997 except as a result of events occurring after such date and, in such event, only in a manner consistent with past practices. Notwithstanding the foregoing, the parties agree that the Company and its Subsidiaries shall be free to make changes with respect to its accounting books and records and accounting practices, policies and estimates for periods prior to the Closing, provided that such changes shall not be given any effect in connection with the preparation of Year End Working Capital, Actual Capital Expenditures or the Statement.

          (e) During the period of time from and after the Closing Date through the resolution of any adjustment to the Redemption Price contemplated by this Section 1.5, the Purchaser shall cause the Company and its Subsidiaries to afford to the Shareholder and any accountants, counsel or financial advisers retained by the Shareholder in connection with any adjustment to the Redemption Price contemplated by this Section 1.5 reasonable on-site access during normal business hours to all the Company's and its Subsidiaries' personnel, properties, books, contracts, records, schedules and analyses and to the working papers of the Company and its independent auditors relating to the preparation of the Statement to the extent reasonably required to complete the resolution of any adjustment to the Redemption Price contemplated by this Section 1.5.

          (f) "Capital Expenditures" shall mean an expenditure which, consistent with the Company's past practice, and using the same methodologies and classification practices of the Company in effect at the time it prepared its June 30, 1997 Consolidated Cash Flow Statement and using the same methodologies and classification practices of the Company in preparing the confidential Descriptive Memorandum, dated August 18, 1997, previously furnished to the Purchaser (the "Descriptive Memorandum"), would be classified as a "capital outlay" in the Company's Consolidated Cash Flow Statement or a "capital expenditure" in the Descriptive Memorandum. A Capital Expenditure shall be considered to be incurred only if it has resulted in a decrease in Year End Working Capital, either through the payment of cash or the recording of a Current Liability. Capital Expenditures shall not include any expenditure related to (i) Accuride Mexico, or its Subsidiaries, including Servicios AISA, (ii) AKW or (iii) AOT, Inc.

          2. Representations and Warranties of the Shareholder. The Shareholder represents and warrants to the Purchaser as follows:

          2.1 Corporate Status and Authority. The Shareholder is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has all corporate power and authority to own the

Redeemed Shares. Each of the Company and the Shareholder has all corporate power and authority to execute and deliver this Agreement and the other documents, instruments, certificates and agreements listed on Schedule 1 hereto (each, a "Document," collectively the "Documents") to which it is a party and to perform its obligations hereunder and thereunder. On or prior to the Closing, the execution, delivery and performance of the Documents to which the Shareholder or the Company is or will be a party have been or will have been, as applicable, duly authorized by the Board of Directors of the Company or the Shareholder, as the case may be, and, in the case of Documents to which the Company is or will be a party, have been or will have been, as applicable, approved by the Shareholder, as the sole stockholder of the Company, which authorizations and approvals constitute all necessary corporate action on the part of the Shareholder and the Company. Each of the Documents to which it is a party has been or will be prior to the Closing duly executed and delivered by each of the Company and the Shareholder and (assuming its due execution and delivery by the other parties thereto) constitutes or will constitute, as applicable, the valid and binding obligation of each of the Company and the Shareholder, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors' rights generally and by general principles of equity (whether considered at law or in equity). The Shareholder acquired the Redeemed Shares in one or more transactions exempt from registration under the Securities Act of 1933, as amended, and in compliance with state securities laws. Upon the Redemption, the Company will acquire good, valid and marketable title to the Redeemed Shares, free and clear of any and all Liens, other than Liens created by the Company in connection with the transactions contemplated by the Documents, and except for restrictions on transfer arising under federal or state securities laws.

          2.2 No Conflicts, Consents and Approvals, etc. (a) Except as set forth in Section 2.2 of the Shareholder's Disclosure Schedule, neither the execution, delivery and performance by the Shareholder or the Company of any of the Documents to which it is or will be a party nor the consummation of the transactions contemplated hereby and thereby will result in (i) any conflict with the charter documents or by-laws of the Shareholder, the Company or any of its Subsidiaries, (ii) any breach or violation of or Default under any Law or any Contract to which the Shareholder, the Company or any of its Subsidiaries is a party or by which any of them or their respective properties or assets are bound, except where such breaches, violations or Defaults would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Shareholder or the Company to perform their respective obligations under, or to consummate the transactions contemplated by, the Documents, provided, however, that no representation or warranty is made hereunder with respect to any federal or state antitrust laws or similar foreign laws, or (iii) the creation or imposition of any Lien upon or with respect to any of the assets, properties or rights owned or used by the Company or its Subsidiaries, except for such Liens which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Shareholder or the Company to perform their respective obligations under, or to consummate the transactions contemplated by, the Documents.

          (b) Except as set forth in Section 2.2 of the Shareholder's Disclosure Schedule, no material consent, approval or authorization of or filing with any Person is required on the part of the Shareholder, the Company or any of its Subsidiaries in connection with the execution and delivery of each of the Documents or the consummation of the transactions contemplated hereby and thereby, except filings, consents or approvals (i) required with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) under Section 13(a) of the Securities Exchange Act, as amended (the "Exchange Act"), (iii) set forth in Section 2.2 of the Shareholder's Disclosure
Schedule and (iv) with or from any Person other than a Governmental Authority which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Shareholder or the Company to perform their respective obligations under, or to consummate the transactions contemplated by, the Documents.

          2.3 Corporate Status of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased. The Company is duly qualified to do business in each jurisdiction except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. The Company has delivered to the Purchaser a correct and complete copy of the Company's charter documents and bylaws. The Company does not have, directly or indirectly, any equity or other ownership (whether controlling or not) interest, advance (except for accounts receivable incurred in the ordinary course of business in connection with the sale of Inventory), loan or investment in any Person other than its Subsidiaries, except as set forth in Section 2.3 of the Shareholder's Disclosure Schedule.

          2.4 Capital Stock of the Company. The authorized capital stock of the Company consists of 1,000 shares of common stock, $.01 par value, 100 of which shares are issued and outstanding and owned by the Shareholder, free and clear of all Liens. The Redeemed Shares have been duly authorized and validly issued and are fully paid and non-assessable and not subject to any preemptive or similar rights. The Company has duly and validly authorized the issuance and sale of the Shares and when issued and delivered pursuant to this Agreement, the Shares will be validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights. Except as set forth in this Section 2.4, there are no other shares of capital stock or other voting securities of the Company authorized, issued or outstanding. There are no outstanding options, warrants, conversion, exchange or other rights or agreements of any kind (other than this Agreement) for the purchase or acquisition from, or the sale or issuance by, the Shareholder or the Company of any shares of stock of the Company, and no authorization therefor has been given.

          2.5 Subsidiaries. (a) The Company has no Subsidiaries other than the Subsidiaries listed in Section 2.5 of the Shareholder's Disclosure Schedule.

          (b) The authorized capital stock of each of the Company's Subsidiaries and the number of issued and outstanding shares of each such Subsidiary are set forth in Section 2.5 of the Shareholder's Disclosure Schedule. All such issued and outstanding shares are owned, directly or indirectly, by the Company, free and clear of all Liens and have been duly authorized and validly issued and are fully paid and non-assessable. The Company has delivered to the Purchaser a correct and complete copy of each of its Subsidiaries' charter documents and bylaws. There are no outstanding options, warrants, conversion, exchange or other rights or agreements of any kind for the purchase or acquisition from, or the sale or issuance by, the Company or any of its Subsidiaries of any shares of capital stock of any of the Company's Subsidiaries, and no authorization therefor has been given.

          (c) Each of the Company's Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, which jurisdiction is set forth in Section 2.5 of the

Shareholder's Disclosure Schedule. Each of the Company's Subsidiaries has all requisite corporate power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased. Each of the Company's Subsidiaries is duly qualified to do business in each jurisdiction except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

          2.6 Financial Statements.  Section 2.6 of the Shareholder's Disclosure
Schedule includes the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1996, 1995 and 1994 and September 30, 1997, respectively, and the related unaudited consolidated statements of income, consolidated statements of shareholders equity and consolidated statements of cash flows (collectively, the "Financial Statements"). The Financial Statements were derived from the books and records of the Company and its Subsidiaries, as the case may be, and present fairly in all material respects the financial condition of the Company and its Subsidiaries as of their respective dates and the results of operations and the cash flows of the Company and its Subsidiaries for the periods indicated, subject to, in the case of the Financial Statements as of and for the period ended September 30, 1997, normal year-end adjustments and have been prepared and presented, respectively, in accordance with United States generally accepted accounting principles applied on a consistent basis, except as set forth in Section 2.6 of the Shareholder's Disclosure Schedule or as noted therein. As of the date hereof, the Company and its wholly-owned Subsidiaries had no outstanding indebtedness for borrowed money.

          2.7 Absence of Undisclosed Liabilities. None of the Company or any of its Subsidiaries has any material liabilities, whether absolute, accrued, contingent or otherwise, of a nature required by United States generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, except for (i) liabilities reflected or reserved against in the Financial Statements, (ii) liabilities incurred in the ordinary course of business, (iii) liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, or (iv) liabilities reflected in Section 2.7 of the Shareholder's Disclosure Schedule.

          2.8 Assets, Properties, etc. Section 2.8 of the Shareholder's Disclosure Schedule lists all items of real property owned by the Company and its Subsidiaries (the "Owned Real Property"). Section 2.8 of the Shareholder's Disclosure Schedule lists all material items of real property leased by the Company and its Subsidiaries (the "Leased Real Property"). Except as set forth in Section 2.8 of the Shareholder's Disclosure Schedule, the Company and each of its Subsidiaries has (a) legal and beneficial ownership in fee of all of the Owned Real Property, (b) valid and subsisting leasehold estates in the Leased Real Property and is in undisturbed possession of all space that it is currently entitled to possess under each such lease and neither the Company nor any of its Subsidiaries has received written notice of rights adverse to the rights of the Company or any of its Subsidiaries asserted by any Person, and has not received or delivered any written notice of Default under any such leases, and (c) legal and beneficial ownership of all of its tangible personal property included in the Financial Statements dated as of September 30, 1997 (except for properties disposed of since such date in the ordinary course of business), in each case subject to no Lien, except (i) Liens reflected in the Financial Statements or in Section 2.8 of the Shareholder's Disclosure Schedule, (ii) Liens for Taxes
(A) not due and payable or (B) which are being contested in good faith by appropriate proceedings, (iii) Liens of warehousemen, mechanics and materialmen and other similar statutory Liens incurred in the ordinary course of business, and (iv) Liens which do not secure indebtedness and do not materially interfere with the cur-rent use of the properties affected thereby ("Permitted Liens"). Except as set forth in Section 2.8 of the Shareholder's Disclosure Schedule, the Company and its Subsidiaries, as the case may be, enjoy peaceful and undisturbed possession of all Owned Real Property. Except as set forth in
Section 2.8 of the Shareholder's Disclosure Schedule, there are no pending, and neither the Shareholder, the Company nor any of its Subsidiaries has received written notice that there is any threatened, condemnation proceedings relating to the Owned Real Property or the Leased Real Property or other actions which could reasonably be expected to result in the imposition of any Lien on any property or interest of the Company or its Subsidiaries, other than Permitted Liens. Except as set forth in Section 2.8 of the Shareholder's Disclosure Schedule, the improvements located on the Owned Real Property comply in all material respects with all applicable material Laws and all Liens applicable to such property and the Shareholder, the Company and its Subsidiaries have received no written notices of violation of same. Except as set forth in Section 2.8 of the Shareholder's Disclosure Schedule, the Company and its Subsidiaries own or have the legal right to use all of the material tangible assets and properties, real or personal, which are required for the operation of the business of the Company and its Subsidiaries as it is conducted on the date hereof.

Company and its Subsidiaries as it is conducted on the date hereof.

          2.9 Contracts. Section 2.9 of the Shareholder's Disclosure Schedule lists all Material Contracts. For purposes of this Agreement, "Material Contracts" means all Contracts of the following types to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties is bound as of the date hereof and will be bound following the Closing, including real property leases, labor or employment-related agreements, and Contracts relating to intellectual property: (a) joint venture and limited or general partnership agreements, shareholder agreements with respect to the Company's Subsidiaries, joint ventures or partnerships or other Contracts involving sharing of profits, losses, costs or liabilities, (b) mortgages, indentures, loan or credit agreements, letters of credit, reimbursement agreements, personal property leases, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit in any case in excess of $500,000 in any one calendar year, (c) distribution and marketing agreements involving in excess of $1,000,000 of product per year,
(d) other Contracts which are not cancelable by the Company or any of its Subsidiaries on notice of 60 days or less and which require payment by the Company after the date hereof of more than $1,000,000 in any one calendar year, (e) material license or royalty agreements, whether the Company or any of its Subsidiaries is the licensor or licensee thereunder, other than Company Licenses (as defined below), (f) confidentiality and non-disclosure agreements (whether the Company or any of its Subsidiaries is the beneficiary or the obligated party thereunder), other than such agreements entered into with consultants to the Company and its Subsidiaries, (g) customer order or sales Contracts under which the customer is to make a payment after the date hereof of $1,000,000 or more in any one calendar year, (h) Contracts containing covenants limiting the freedom of the Company or its Subsidiaries or any of their respective officers to engage in any line of business or compete with any Person that relates directly or indirectly to the Company's business, (i) indemnification agreements with respect to any acquisition or disposition of assets, securities or business, whether the Company and its Subsidiaries is the indemnitor or indemnitee, other than Contracts relating to sale of Inventory entered into in the ordinary course of business, (j) Contracts with any Person known to be an Affiliate of the Shareholder (other than the Company and its Subsidiaries), (k) supply or requirements Contracts under which the Company or any of its Subsidiaries is to make a payment after the date hereof of $1,000,000 or more in any one calendar year, and (l) any executory Contract relating to any material acquisitions or dispositions of assets, securities or businesses by the Company or its Subsidiaries, other than Contracts relating to the sale of Inventory in the ordinary course of business. The Company and its Subsidiaries have made available to the Purchaser a true and correct copy of each Material Contract. Except as set forth in Section 2.9 of the Shareholder's Disclosure Schedule, (a) the Company and its Subsidiaries are in compliance in all material respects with their respective obligations under the Material Contracts, (b) all of the Material Contracts are in full force and effect, are valid and binding obligations of the Company and its Subsidiaries and enforceable in all material respects by the Company and its Subsidiaries in accordance with their terms except to the extent that such enforceability may be limited by bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors' rights generally and by general principles of equity (whether considered at law or in equity) and except to the extent that any such failure to be in full force and effect or valid and binding and enforceable would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (c) to the knowledge of the Shareholder, the other party to a Material Contract is in compliance with its material obligations thereunder.

          2.10 Employment Agreements and Benefits, etc.

          2.10.1 Employment Agreements and Plans.

          (a) Section 2.10 of the Shareholder's Disclosure Schedule lists all (i) employment and consulting agreements (including severance and retention agreements), whether oral or in writing, to which the Company or any of its Subsidiaries is a party (collectively, the "Employment Agreements"), (ii) collective bargaining agreements to which the Company or any of its Subsidiaries is a party (collectively, the "Collective Bargaining Agreements") and (iii) profit sharing, pension, retirement, bonus, incentive compensation, stock option, deferred compensation, severance, post-retirement or active insurance coverage (including any self-insured arrangements), worker's compensation, vacation, or other oral or written employee benefit plans, programs or policies (including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of ERISA) for the benefit of the employees or former employees of the Company or its Subsidiaries or their beneficiaries, that is maintained or established by the Shareholder, the Company or its Subsidiaries or to which the Shareholder, the Company or any of its Subsidiaries contributes or is required to contribute (other than the Comprehensive Executive Non-

Qualified Retirement and Savings Plan of the Phelps Dodge Corporation, The Phelps Dodge Corporation Stock Option Plan (and stock options or other awards granted thereunder), and the employment or retention-type agreements between the Shareholder and any Company Employee (as defined below) for which the Shareholder shall retain all liabilities, obligations and responsibilities under Section 5 of this Agreement) (the "Plans"). Notwithstanding any provision in this Section 2, the representations and warranties made by the Shareholder under Section 2 (other than the first sentence of Section 2.10.1 and the last sentence of Section 2.10.2) shall not be applicable to nor cover any employment or retention-type agreement entered into between the Shareholder and any Company Employee for which all liabilities, obligations and responsibilities shall have been retained by the Shareholder pursuant to
Section 5 of this Agreement. Notwithstanding any other provision in this
Section 2.10, the representations and warranties made by the Shareholder under this Section 2.10 shall not apply to the Accuride Plans to be established pursuant to Section 5.2 of this Agreement.

          (b) True and complete copies of each of the following documents have been made available by the Shareholder or the Company to the Purchaser:
(i) each Employment

Agreement, Collective Bargaining Agreement and Plan (and, if applicable, related trust agreements) and all amendments thereto, all summary plan descriptions or summaries of material modifications, all material written interpretations thereof and material written descriptions thereof which have been distributed to the employees of the Company or any of its Subsidiaries, all annuity contracts or other funding instruments and a complete description of any Employment Agreement, Collective Bargaining Agreement or Plan which is not in writing; (ii) the most recent determination letter issued by the Internal Revenue Service with respect to any Plan intended to be qualified under Section 401(a) of the Code; (iii) the most recent Annual Report on Form 5500 Series filed with any governmental agency with respect to any Plan; (iv) the most recent actuarial report prepared for each Plan; and (v) a description setting forth the amount of any material liability of the Company or any of its Subsidiaries as of the Closing for payments more than thirty days past due with respect to each Employment Agreement, Collective Bargaining Agreement or Plan.

          2.10.2 ERISA. Except as otherwise disclosed in Section 2.10 of the Shareholder's Disclosure Schedule, no Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code has incurred any "accumu-lated funding deficiency," whether or not waived, within the meaning of
Section 302 of ERISA or Section 412 of the Code, whichever may apply, and no material liability (other than for annual premiums) to the Pension Benefit Guaranty Corporation has been incurred by the Company or any of its Subsidiaries with respect to any such Plan. No Plan is a "multiemployer plan" as defined in Section 3(37) or 4001(a)(3) of ERISA or subject to
Section 4063 or 4064 of ERISA. Neither the Company nor any of its Subsidiaries has incurred liability with respect to any Plan under Section 4062(e). Neither the Company nor any of its Subsidiaries has failed to pay when due any "required installment," within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply, with respect to any Plan. Neither the Company nor any of its Subsidiaries is subject to any lien imposed under Section 412(n) of the Code or Section 302(f) of ERISA, whichever may apply, with respect to any Plan or is required to provide security to a Plan under Section 401(a)(29) of the Code. None of the Company or any of its Subsidiaries has any present or contingent liability, obligation or responsibility under any "multiemployer plan," as defined in section 3(37) or 4001(a)(3) of ERISA.  Except as otherwise disclosed in
Section 2.10 of the Shareholder's Disclosure

Schedule, all contributions required to have been made by the Company or any of its Subsidiaries to any Plan under the terms of any such Plan or pursuant to any applicable Collective Bargaining Agreement or applicable law (including, without limitation, ERISA and the Code) have been made within the time prescribed by any such Plan, Collective Bargaining Agreement or law. Each Plan has been operated and administered in all material respects in compliance with applicable law and its terms. Neither the Company nor any of its Subsidiaries has incurred any liability for any tax or penalty imposed by
Section 4975 of the Code or Section 502(i) of ERISA relating to any Plan.
The transactions contemplated by this Agreement will not result in the acceleration of any benefits under any Employment Agreement, Collective Bargaining Agreement or Plan. Except with respect to the Employment Agreements, Collective Bargaining Agreements and Plans, neither the Company nor any of its Subsidiaries has any present or contingent liability or obligation under any "employee benefit plan" within the meaning of Section 3(3) of ERISA or any employment, consulting, severance or other similar contract, arrangement, plan or policy or any (written or oral) plan, arrangement, program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits, deferred compensation, severance compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock compensation or benefits.

          2.10.3 Tax Qualification. Except as set forth in Section 2.10.3 of the Shareholder's Disclosure Schedule, each Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and, to the Shareholder's knowledge, nothing has occurred since the date of such determination letter (or if there is no such determination letter, the date of the inception of the Plan) that will adversely affect such qualification or tax-exempt status.


          2.10.4 Terminations.  Since November 1991, no Plan listed on
Section 2.10 of the Shareholder's Disclosure Schedule has been terminated.
The Accuride Salaried Retiree Medical and Life Insurance Plan has been frozen.

          2.10.5 Deductibility of Payments. There is no Employment Agreement, Collective Bargaining Agreement or Plan, or other contract, agreement, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries (or any other person who performed personal services for the Company or any of its Subsidiaries) that, individually or collectively, provides for the payment of any compensation, benefit or other payment by the Company or any of its Subsidiaries in connection with such employment (or performance of personal services) for which the deduction by the Company and its Subsidiaries will be disallowed under Section 162(m) or 280G of the Code.

          2.11 Intellectual Property. (a) Section 2.11 of the Shareholder's Disclosure Schedule lists (i) all patents and applications therefor, trademarks and service marks and registrations and applications therefor, registered copyrights and applications therefor and trade names owned by the Company and its Subsidiaries and material to the business of the Company and its Subsidiaries taken as a whole which, together with the material trade secrets and confidential business information owned by the Company and its Subsidiaries constitutes the "Owned Intellectual Property," (ii) all agreements granting rights in Intellectual Property ("Licenses") to the Company and any of its Subsidiaries (other than Licenses (the "Company Licenses") from the Company or any other Subsidiary), which rights are material to the business of the Company and its Subsidiaries taken as a whole ("Intellectual Property Licenses"), and (iii) material software programs developed and owned by the Company and its Subsidiaries (the "Internal Software"). Owned Intellectual Property, Intellectual Property Licenses and Internal Software are collectively referred to as "Company Intellectual Property."

          (b) Except as set forth in Section 2.11 of the Shareholder's Disclosure Schedule, (i) the Company and its Subsidiaries are the owners of, or have the legal and valid right to use, the Company Intellectual Property free and clear of all Liens, except for Permitted Liens and Liens which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) there are no Licenses by the Company or any Subsidiary granting to any third party (other than the Company or any other of its Subsidiaries) rights in the Owned Intellectual Property or Internal Software, (iii) the Company Intellectual Property constitutes all of the material Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and (iv) none of the Company or any of its Subsidiaries has any obligation to pay any royalties to any Person for the use of any of the Company Intellectual Property other than in accordance with the Company Licenses and the Intellectual Property Licenses.

          (c) None of the Company or any of its Subsidiaries has any written, or to the knowledge of the Shareholder, oral, notice or claim that it is infringing on or otherwise acting adversely to the rights of any Person in respect of such Person's Intellectual Property and, to the knowledge of the Shareholder, there has been no infringement by any Person of the Owned Intellectual Property or the Internal Software, except as set forth in
Section 2.11 of the Shareholder's Disclosure Schedule.

          (d) To the Shareholder's knowledge, the material registered trademarks used by Accuride Canada, Inc., a Subsidiary of the Company ("Accuride Canada") pursuant to the Agreement dated as of December 1, 1986 between the Company and Accuride Canada (the "Technology Agreement") are not owned as of record by Accuride Canada. To the Shareholder's knowledge, other than payments made pursuant to the Technology Agreement and the Agreement dated as of January 1, 1992 between the Company and Accuride Canada (the "Marketing Agreement") no material cash payments have been made by Accuride Canada to the Company in payment for the license granted to Accuride Canada in the Technology Agreement to use the material registered trademarks and material patents. To the Shareholder's knowledge, pursuant to the Marketing Agreement, in connection with all sales of certain vehicle wheels, rims and related products subject to the Marketing Agreement (the "Subject Products") to U.S. vehicle manufacturers and certain Canadian subsidiaries of such U.S. vehicle manufacturers (the "Subject Customers"), the Company has provided Accuride Canada with the services set forth in the Marketing Agreement including: (i) promoting the Subject Products at the wholesale and retail level in order to establish their market potentials among the Subject Customers; (ii) negotiating supply arrangements with the Subject Customers; (iii) soliciting and procuring orders for the purchase of the Subject Products from the Subject Customers; (iv) communicating information (known or available to the Company) concerning the financial standing of the Subject Customers to Accuride Canada; and (v) managing and overseeing relationships with the Subject Customers.

          2.12 Governmental Authorizations; Compliance with Law. Except as otherwise set forth in Sections 2.12 or 2.17 of the Shareholder's Disclosure Schedule, the Company and its Subsidiaries hold all material licenses, permits, franchises, approvals, authorizations, consents or orders and other governmental authorizations of any Governmental Authority, including Environmental Permits (the "Permits"), necessary to conduct the business of the Company and its Subsidiaries taken as a whole. All such Permits are valid, binding and in full force and effect. No material loss or expiration of any such Permit is pending or, to the Shareholder's knowledge, threatened (other than expiration upon the end of the term thereof). Except as set forth in Sections 2.12 or 2.17 of the Shareholder's Disclosure Schedule, the Company and its Subsidiaries are in compliance with the material terms of such Permits and with all rules and regulations relating thereto. Except as set forth in Sections 2.12 or 2.17 of the Shareholder's Disclosure Schedule, the Company and each of its Subsidiaries are in material compliance with all applicable Laws (including Environmental Laws), and none of the Shareholder or the Company or any of its Subsidiaries has received any written notice of any alleged material claim or threatened material claim, violation of or liability under any such Law which has not heretofore been cured or for which there is material remaining liability.

          2.13 Litigation. Except as otherwise set forth in Section 2.13 of the Shareholder's Disclosure Schedule, there are no Actions pending or, to the knowledge of the Shareholder, threatened, against the Company or any of its Subsidiaries, to the Shareholder's knowledge, any officers or directors of the Company and its Subsidiaries as such or the Shareholder in the Shareholder's capacity as a shareholder of the Company, whether at law or in equity, whether civil or criminal in nature and whether before or by any

Governmental Authority, (i) which have a stated damage claim greater than, or which have had a demand made in excess of or which involve an amount in controversy greater than, $1 million or, if no such damage claim is stated, demand is made or the amount in controversy does not involve more than $1 million, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would, individually or in the aggregate, reasonably be expected to materially impair the ability of the Shareholder or the Company to perform their respective obligations under, or to consummate the transactions contemplated by, the Documents, or (ii) which question the validity of this Agreement or any action taken or to be taken by the Shareholder, the Company or any of the Subsidiaries in connection herewith.

          2.14 Taxes. Except as set forth in Section 2.14 of the Shareholder's Disclosure Schedule, (a) the Shareholder, the Company and each of its Subsidiaries have timely filed (or will have timely filed by the Closing Date) all material Tax Returns required to be filed by or with respect to the Company and each such Subsidiary on or prior to the Closing Date, (b) to the knowledge of the Shareholder, all such Tax Returns were true and correct in all material respects, (c) all Taxes shown as due on such Tax Returns have been (or will be by the Closing Date) paid, (d) no written claim for assessment or collection of Taxes with respect to the conduct of the business or the ownership of the assets of the Company and its Subsidiaries is being asserted against the Shareholder, the Company or any of its Subsidiaries, other than such claims that have been fully resolved or settled and (e) there are no tax allocation, sharing, or indemnification agreements between (i) the Company or any of its Subsidiaries, on the one hand, and the Shareholder or any Affiliate of the Shareholder (other than the Company or any of its Subsidiaries) (such Affiliate other than the Company and its Subsidiaries, "Non-Company Affiliate"), on the other hand, or (ii) between the Shareholder, the Company and its Subsidiaries, on the one hand, and any other party, on the other hand, in either case that will be binding on the Purchaser, the Company or any of its Subsidiaries after the Closing Date.

          2.15 Absence of Changes. Since June 30, 1997, except as otherwise set forth in this Agreement or as otherwise reflected in the Shareholder's Disclosure Schedule, the business of the Company and its Subsidiaries taken as a whole has been conducted in the ordinary course consistent with past practice, there has been no event or condition which, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect, and none of the Company or any of its Subsidiaries has:

          (a) purchased or redeemed any shares of its stock, or granted or issued any option, warrant or other right to purchase or acquire any such shares;

          (b) incurred any material liabilities or obligations, except liabilities and obligations incurred in the ordinary course of business and advances from the Shareholder consistent with past practice;

          (c) mortgaged, pledged or subjected to any Lien any of its properties or assets, except for Permitted Liens incurred in the ordinary course of business;

          (d) increased the compensation of, or entered into severance agreements with, any officer or employee, other than (i) consistent with past practice or as required by any labor agreement in effect on the date hereof or (ii) to comply with applicable law;

          (e) sold, assigned, transferred or otherwise disposed of or agreed to sell, assign, transfer or otherwise dispose of any material properties or assets, other than Inventories in the ordinary course of business;

          (f) canceled or forgiven any material debts, rights or claims;

          (g) changed the accounting methods, principles or practices by the Company or any of its Subsidiaries;

          (h) revalued any of its assets, including without limitation writing down the value of Inventory or writing off notes or accounts receivable;

          (i) incurred any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the property, business or assets of the Company and its Subsidiaries;

          (j) declared, set aside, or paid dividends or distributions or incurred any obligation to make any distribution in respect of the securities of the Company or redeemed, purchased or otherwise acquired any of the securities of the Company or its Subsidiaries;

          (k) incurred any indebtedness for borrowed money, guaranteed the obligations of others, or entered into indemnification agreements; or

          (l) agreed to do any of the things described in the preceding clauses
     (a) through (k) other than as expressly provided for herein.

          2.16 Insurance. Section 2.16 of the Shareholder's Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of the material policies of insurance maintained by the Shareholder, the Company and its Subsidiaries with respect to the products, properties, assets, operations and business of the Company and its

Subsidiaries (excluding any policies of insurance maintained for purposes of providing benefits under any Plan as defined in Section 2.10.1 and including workers' compensation and employers' liability policies) since March 4, 1988 (the "Policies"). All insurance coverage applicable to the Company or its Subsidiaries and their respective businesses or assets is in full force and effect, insures the Company and its Subsidiaries in reasonably sufficient amounts against all risks usually insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, provides coverage as may be required by applicable rules and regulations and by any and all Material Contracts to which the Company or any of its Subsidiaries is a party and has been issued by insurers of recognized responsibility. The Company is an insured party on each Policy for pre-Closing events and occurrences falling within the applicable periods covered by such Policy. All products liability, general liability and workers' compensation Policies maintained by the Company and its Subsidiaries and all such Policies maintained by the Shareholder with respect to the products, properties, assets, operations and business of the Company and its Subsidiaries have been occurrence policies and not claims made policies. Except as set forth on Section 2.16 of Shareholder's Disclosure Schedule there are no outstanding performance and other surety bonds covering or issued for the benefit of the Company or its Subsidiaries. Except as set forth in Section
2.16 of the Shareholder's Disclosure Schedule, neither the Company nor any of its Subsidiaries has any self insurance arrangement by or affecting the Company nor any of its Subsidiaries, including any reserves established therefor. All premiums due have been paid and no notice of cancellation or termination or intent to cancel have been received by the Company or any of its Subsidiaries with respect to such Policies. The Shareholder, the Company and its Subsidiaries are not in material Default under any such Policies, and there are no material unpaid claims under any such Policy or binder.

          2.17 Environmental Compliance and Conditions.  Except as set forth on
Section 2.17 of the Shareholder's Disclosure Schedule:

          (a) To the knowledge of the Shareholder, there are no past or present events, conditions or circumstances relating to any environmental matter, including, without limitation, pending changes in any Environmental Law or Permit, that are likely to interfere with or otherwise adversely affect the business of the Company or the business of any of its Subsidiaries, in each case, as currently or presently proposed to be conducted or which would interfere with the compliance by the Company or any of its Subsidiaries with any Environmental Law or Environmental Permit, except where such interference or adverse effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

          (b) There are no present Environmental Conditions in any way relating to the business of the Company, the business of any of its Subsidiaries or at any Facility or Former Facility, except for Environmental Conditions that would not, individually or in the aggregate, have a Material Adverse Effect;

          (c) Neither the Company nor any of its Subsidiaries has received, at any time after November 14, 1994, any written notice of alleged, actual or potential liability for, or any inquiry or investigation regarding, (i) any Release or threatened Release of any Hazardous Substance at any location, whether at property owned or leased by the Company or any of its Subsidiaries or otherwise, or (ii) any alleged violation of or non-compliance with the conditions of any Environmental Permit or the provisions of any Environmental Law; and

          (d) Neither the Company nor any of its Subsidiaries is a party, whether as a direct signatory or, to the knowledge of the Shareholder, as successor, assignee, third party beneficiary or otherwise, to any lease or other contract (excluding insurance policies) under which, the Company or any of its Subsidiaries is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning any Environmental Condition.

          2.18 Brokers. All negotiations relating to the Documents and the transactions contemplated hereby and thereby have been carried out without the intervention of any person acting on behalf of the Shareholder or the Company in such manner as to give rise to any valid claim against the Purchaser, the Shareholder or the Company for any brokerage or finder's commission, fee or similar compensation, except for J.P. Morgan Securities Inc., whose fees in respect hereof shall be paid by the Shareholder.

          2.19 Affiliate Transactions. Section 2.19 of the Shareholder's Disclosure Schedule contains a complete and correct list of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which the Company and its Subsidiaries, on the one hand, and the Shareholder or any Affiliate (including any officer or director) of the Company or its Subsidiaries (other than the Company or any of its

Subsidiaries), on the other hand, are or have been a party or otherwise bound or affected, and that (i) are currently pending or in effect or were in effect since January 1, 1996 and in which the amount involved exceeds $60,000.

          2.20 Suppliers; Raw Materials. Neither the Shareholder, the Company nor any of its Subsidiaries has, since January 1, 1997, received any notice, either written or, to the knowledge of the Shareholder, oral, that there has been or will be any adverse change in the price or supply of the raw materials, supplies, merchandise or other goods or services provided to the Company or its Subsidiaries, or that any supplier listed in Section 2.20 of the Shareholder's Disclosure Schedule (which lists suppliers of the Company who received payment from the Company of $1 million or more in 1996) will not sell or will reduce its sale of raw materials, supplies, merchandise and other goods to the Company or any of its Subsidiaries, as the case may be, at any time after the Closing Date in amounts and on terms and conditions substantially the same as those used in its current sales to the Company or any of its Subsidiaries, as the case may be, except for general and customary price increases or price increases resulting from changes in the market prices of such raw materials, supplies, merchandise or other goods and except for changes in price, supply or sales which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          2.21 Customers. Neither the Shareholder, the Company nor any of its Subsidiaries has, since January 1, 1997, received any notice, either written or, to the knowledge of the Shareholder, oral, that any customer listed in Schedule 2.21 of the Shareholder's Disclosure Schedule (which lists the ten largest (a) Truck/Bus OEM customers, (b) Trailer OEM customers and
(c) distributors) (i) has ceased, or will cease, to purchase the products of the Company or any of its Subsidiaries, as the case may be, (ii) has reduced, or will reduce, purchases of the products of the Company or any Subsidiary, as the case may be, or (iii) has sought, or is seeking, to reduce the price it will pay or to return products in amounts in excess of returns previously made in the ordinary course of business for the products of the Company or any of its Subsidiaries, as the case may be, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

          2.22 Accounts Receivable. The Shareholder has delivered or caused to be delivered to the Purchaser a complete and accurate summary of all accounts receivable of the Company and its Subsidiaries, as of June 30, 1997.
 All accounts receivable reflected in the Financial Statements or on such books have been generated in the ordinary course of business and reflect a bona fide obligation for the payment of goods or services provided by the Company and its Subsidiaries. To the knowledge of the Shareholder, all such receivables are fully collectible in the ordinary course of business within three months except to the extent of an amount not in excess of the reserve for doubtful accounts reflected on the Financial Statements and additions to such reserves as reflected on the books and records of the Company and its Subsidiaries.

          2.23 Inventories. The value at which the Inventory is shown on the Financial Statements has been determined in accordance with the normal valuation policy of the Company and its Subsidiaries, consistently applied and in accordance with United States generally accepted accounting principles. All Inventories of the Company and its Subsidiaries are of good, usable and merchantable quality in all material respects, and, except as set forth in Section 2.23 of the Shareholder's Disclosure Schedule, do not include a material amount of obsolete or discontinued items, all of which have been written down to realizable market value or for which adequate reserves have been provided. Except as set forth in Section 2.23 of the Shareholder's Disclosure Schedule, all such Inventories are of such quality as to meet in all material respects the quality control standards of the Company and any applicable governmental quality control standards.

          2.24 Labor Matters. Except as disclosed on Section 2.24 of the Shareholder's Disclosure Schedule, (i) neither the Company nor any of the Subsidiaries is the subject of any proceeding asserting that it or any Subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any union or bargaining agent as to wages or conditions of employment; (ii) there is no strike or work stoppage involving the Company or any of its Subsidiaries pending or, to the knowledge of the Shareholder, threatened and, since March 14, 1997, there has not been any such action;
(iii) no material grievance is pending or, to the knowledge of the Shareholder, threatened against the Company or any of its Subsidiaries relating to employment matters; (iv) neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any material consent decree with, or citation by, or any other governmental order of, any Governmental Authority (including the Equal Employment Opportunity Commission) relating to employees or employment practices; and (v) the employees of the Company and its Subsidiaries have been paid in full with respect to all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees or other-wise arising under any Collective Bargaining Agreement, Employment Agreement, Plan or Law.

          3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Shareholder as follows:

          3.1 Corporate Status and Authority. The Purchaser is a limited liability company duly organized and in good standing under the laws of the State of Delaware and has the power and authority to execute and deliver the Documents to which it is or will be a party and perform its obligations hereunder and thereunder. On or prior to the Closing, the execution, delivery and performance of the Documents to which it is or will be a party have been or will have been, as applicable, duly authorized by the Purchaser's members, which constitutes all necessary organizational action on the part of the Purchaser for such authorization. Each of the Documents to which it is a party has been or will be prior to the Closing duly executed and delivered by the Purchaser and (assuming its due execution and delivery by the other parties thereto) constitutes or will constitute, as applicable, the valid and binding obligation of the Purchaser, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors' rights generally and by general principles of equity (whether considered at law or in equity).

          3.2 No Conflicts. (a) The execution, delivery and performance of the Documents to which it is a party by the Purchaser will not result in (i) any conflict with the charter documents or by-laws of the Purchaser, (ii) any breach or violation of or Default under any material Law or any material Contract to which the Purchaser is a party or by which the Purchaser or any of its properties or assets are bound; provided, however, that no representation or warranty is made hereunder with respect to any federal or state antitrust laws or similar foreign laws, or (iii) the creation or imposition of any Lien upon or with respect to any of the assets, properties or rights owned or used by the Purchaser, except in each case under the foregoing clauses (ii) and (iii) for such breaches, violations or Defaults and such Liens which would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Purchaser to perform its obligations under, or to consummate the transactions contemplated by, the Documents.

          (b) No material consent, approval or authorization of or filing with any Person is required on the part of the Purchaser in connection with the execution and delivery of each of the Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby, except filings, consents or approvals (i) required with respect to the HSR Act, (ii) under Section 13(a) of the Exchange Act and (iii) with or from any Person other than a Governmental Authority which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Purchaser to perform its obligations under, or to consummate the transactions contemplated by, the Documents.

          3.3 Financial Ability to Perform. The Purchaser has delivered to the Shareholder complete and correct copies of a commitment letter from Citicorp USA, Inc. for the aggregate amount of $275,000,000 in financing including a term sheet accurately describing the proposed terms and conditions of such financing (the "Bank Financing Commitment") and a highly confident letter from Bankers Trust Company for the aggregate amount of $225,000,000 in financing (collectively, the "Financing Commitments"). The Financing Commitments have not been withdrawn or terminated as of the date hereof, assuming the due execution and delivery by the Company of the Bank Financing Commitment, and the Purchaser has no reason to believe as of the date hereof that the Financing Commitments will not lead to the financing as contemplated by the Financing Commitments.

          3.4 Litigation. There are no Actions pending or, to the knowledge of the Purchaser, threatened, which question the validity of the Documents to which it is a party or any action taken or to be taken by the Purchaser in connection herewith or therewith, or which, individually or in the aggregate, would reasonably be expected to materially impair the ability of the Purchaser to perform its obligations under, or to consummate the transactions contemplated by, the Documents to which it is a party.

          3.5 Purchase for Investment. The Purchaser is acquiring the Shares for investment and not with a view toward any resale or distribution thereof except in compliance with the Securities Act of 1933, as amended.

          3.6 Brokers. All negotiations relating to Documents and the transactions contemplated hereby and thereby have been carried out without the intervention of any person acting on behalf of the Purchaser in such manner as to give rise to any valid claim against the Purchaser, the Shareholder or the Company for any brokerage or finder's commission, fee or similar compensation, except for Kohlberg Kravis Roberts & Co., L.P., whose fees in respect hereof shall be paid by the Company.

          4. Certain Covenants.

          4.1 Consents; Obligations of the Parties. (a) Subject to the terms and conditions of this Agreement, each party agrees, in each case both before and after the Closing, (i) to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing, including (v) as contemplated by Section 4.1(b), (w) defending against any suits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any temporary restraining order, preliminary injunction or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable vacated or reversed, (x) to obtain any necessary consents, approvals and waivers from any Person, including the Permits and the consents, approvals and waivers set forth in Schedule 2.2 (provided, however, that no material amendment or modification shall be made to any Permit or Contract to obtain any such consent, approval or waiver without the Purchaser's consent), (y) to give all notices to, and make all registrations and filings with third parties, including submissions of information requested by Governmental Authorities, and (z) to fulfill all conditions to this Agreement required to be fulfilled by it; provided, however, that none of the Purchaser, the Shareholder or their respective Affiliates, including the Company, shall be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any Person. The Shareholder and Company shall cooperate with any reasonable requests made to any party related to the recording of the transactions contemplated by this Agreement as a recapitalization for financial reporting purposes. The Shareholder agrees to, and to cause the Company to, provide reasonably requested cooperation in connection with the preparation of the Audited Financial Statements. The Shareholder agrees to cause the Company to provide reasonably requested cooperation in connection with the arrangement of any financing to be consummated contemporaneous with the Closing, including, without limitation, providing a certificate of the Chief Financial Officer of the Company with respect to solvency matters. At or prior to the Closing, the Shareholder and the Company shall enter into an agreement reasonably satisfactory to the Shareholder pursuant to which the Company will agree to provide indemnification (and contribution in respect thereof) to the

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

Shareholder and its Affiliates, and each officer, director, employee, representative and advisor of the Shareholder and such Affiliates in connection with the offer or sale of securities in connection with the financing of all or any portion of the Redemption Price in scope substantially the same as set forth in Sections 8(a) and (e) of the Registration Rights Agreement described in Schedule 1.

          (b) Each of the Shareholder and the Purchaser shall as promptly as practicable, but in no event later than ten business days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. The Shareholder and the Purchaser shall as promptly as practicable comply with any other laws of any country or the European Union which are applicable to any of the transactions contemplated hereby and pursuant to which any consent, approval or authorization of, or filing with, any Governmental Authority or any other person in connection with such transactions is necessary. Each of the

Shareholder and the Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing which is necessary under the HSR Act or any other law. The Shareholder and the Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and any other Governmental Authority and shall comply promptly with any such inquiry or request. Each of the Shareholder and the Purchaser shall use its reasonable best efforts to obtain any clearance required under the HSR Act or any other consent, approval or authorization of any Governmental Authority necessary for the purchase and sale of the Shares subject to the proviso to Section 4.1(a).

          4.2 Obligations of the Shareholder.

          4.2.1 Conduct of Business, etc. From the date hereof until the Closing, except as set forth in Section 4.2.1 of the Shareholder's Disclosure Schedule, contemplated by this Agreement or as otherwise consented to by the Purchaser in writing, the Shareholder shall cause the Company and each of its Subsidiaries to:

          (a) carry on its business in the ordinary course and consistent with past practices, and, consistent with past practices, use reasonable efforts to preserve

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

     intact its present business organization and to preserve its relationships with customers, suppliers, employees and others having business dealings with it;

          (b) not amend its charter documents or by-laws;

          (c) not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof;

          (d) not take any action or omit to take any action, which action or omission would result in a breach or inaccuracy of any of the representations and warranties set forth in this Agreement in any material respect at, or as of any time prior to, the Closing or which if engaged in since June 30, 1997 but before the date hereof, would constitute a breach of the representations and warranties set forth in Section 2.15;

          (e) not sell assign, transfer, convey, lease, mortgage, encumber or pledge any material assets other than Inventory in the ordinary course of business consistent with past practices;

          (f) maintain its books of account and records in its usual, regular and ordinary manner, consistent with its past practice;

          (g) not incur any indebtedness for borrowed money, or assume, guarantee, endorse (other than endorsements for deposit or collection in the ordinary course of business), or otherwise become responsible for obligations of any other Person;

          (h) not issue or commit to issue any shares of its capital stock or any other securities or any securities convertible into shares of its capital stock or any other securities, including options and warrants therefor;

          (i) not declare, pay or incur any obligation to pay any dividend on its capital stock or declare, make or incur any obligation to make any distribution or redemption with respect to capital stock;

          (j) not cancel, release or assign any indebtedness owed to it or any material claims or rights held by it, except in the ordinary course of business and consistent with past practice;
          (k) not make any investment either by purchase of stock or securities, contributions to capital, property transfer, loan or advance (including advances to the Shareholder) or otherwise, or by the purchase of any property or assets of any other Person, including contributions to Accuride Mexico or its subsidiaries, including Servicios AISA, AKW or AOT, Inc.;

          (l) not terminate or make any material amendment in any Material Contract;

          (m) not grant any bonus, severance or termination pay (other than pursuant to policies or agreements of the Company in effect on the date hereof that are described in Section 2.10 of the Shareholder's Disclosure Schedule) or increase any benefits payable under any severance or termination pay policies or agreements in effect on the date hereof or increase in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any existing Plan other than as required by applicable law or consistent with past practice or as required by any labor agreement in effect on the date hereof;

          (n)  not enter into or amend any Contract with an Affiliate;

          (o) not enter into any Material Contract other than in the ordinary course of business consistent with past practice;

          (p) not make any change in any method of accounting or accounting practice; or

          (q) not agree or commit to do any of the foregoing referred to in clauses (a)-(p); and

          (r) promptly advise the Purchaser of (A) any fact, condition, occurrence or change known to the

     Shareholder that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or cause a breach of this Section 4.2.1., (B) the occurrence, or failure to occur, of any event known to the Shareholder which occurrence or failure would be reasonably likely to cause any representation or warranty contained in Section 2 of this Agreement to be untrue or inaccurate in any material respect as of the date of such disclosure and (C) any material failure known to the Shareholder of the Company, the Shareholder or their respective Affiliates to comply with or satisfy any covenant or agreement required to be complied with by it under this Agreement as of such date; provided, however, that such disclosure shall not be deemed to be a breach of, or to cure any breach of, any such representation, warranty, covenant or agreement.

          Notwithstanding the foregoing, the intercompany receivable of the Company from the Shareholder shall be cleared by applying such amounts to shareholders' equity and cancelling such intercompany receivable, prior to the Closing.

          4.2.2 Access and Information. From the date hereof until the Closing, upon reasonable notice, the Shareholder shall cause the Company and each of its

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

Subsidiaries to give to the Purchaser and its representatives (including representatives of financing sources) access at all reasonable times during normal business hours to the personnel, properties, books and records of the Company and its Subsidiaries and furnish for inspection such information and documents in its possession or within its control relating to the Company and its Subsidiaries as the Purchaser may reasonably request, provided that without the prior written consent of the Shareholder, the Purchaser shall not be entitled to any such access, information or documents (i) as to which the attorney-client privilege applies or (ii) the disclosure of which is restricted by contract or applicable law except in strict compliance with such contract or law. All such information and documents obtained by the Purchaser shall be subject to the terms of the Confidentiality Agreement, dated August 20, 1997 (the "Confidentiality Agreement"), between the Purchaser and the Shareholder.

          4.3 Taxes. (a) Payments and Indemnity. (i) Shareholder's Responsibility. The Shareholder shall pay and be responsible for (without duplication of amounts otherwise payable) Taxes of or payable by or attribut-able to the Company and its Subsidiaries (collectively, together with all successors thereto, the "Company Group") for all taxable periods (or portions thereof) ending, or attribut-able to any event occurring, on or prior to the Closing Date (including, without limitation, such Taxes payable pursuant to section 1.1502-6 of Treasury Regulations or any similar provision of the applicable state, local or foreign tax law), other than (A) Taxes arising from any acts or omissions of the Purchaser or, after the Closing, of any member of the Company Group, which are not in the ordinary course of business, including an election by the Purchaser (or, after the Closing, by any member of the Company Group) under section 338 of the Code or under any similar provision of the applicable state, local or foreign tax law, (B) Taxes that have been taken into account in computing the Year End Working Capital, and (C), if the Closing occurs after December 31, 1997, Taxes attributable to the period beginning after December 31, 1997 and ending on the Closing Date (the "Short Closing Period") and arising from the conduct of business and the ownership of assets by the Company Group in the ordinary course of business as has previously been conducted (it being agreed that in no event shall Taxes described in this clause (C) include Taxes attributable to any deferred intercompany gains). The Shareholder shall discharge its obligations, and shall have no further obligation to pay any amounts, under this Section 4.3(a)(i) in respect of Taxes for which it is responsible under this Section 4.3(a)(i) by paying the full amount of such Taxes to the relevant member of the Company Group or to the relevant taxing authority.

          (ii) Purchaser's Responsibility. The Company shall pay and be responsible for, and shall cause its Subsidiaries to pay, (without duplication of amounts otherwise payable) (A) Taxes of, payable by, or attributable to the Company Group for all taxable periods (or portions thereof) beginning, or attributable to any event occurring, after the Closing Date, (B) Taxes arising from any acts or omissions of the Purchaser or, after the Closing, of any member or the Company Group, which are not in the ordinary course of business, including an election by the Purchaser (or, after the Closing, any member of the Company Group) under section 338 of the Code or under any similar provision of the applicable state, local or foreign tax law, (C) Taxes that have been taken into account in computing the Year End Working Capital, and (D), if the Closing occurs after December 31, 1997, Taxes attributable to the Short Closing Period and arising from the conduct of business and the ownership of assets by the Company Group in the ordinary course of business as has previously been conducted (it being agreed that in no event shall Taxes described in this clause
(D) include Taxes attributable to any deferred intercompany gains). In the event the Shareholder or any Non-Company Affiliate pays, or otherwise incurs any Damage in respect of, any Taxes described in this Section 4.3(a)(ii), the Company shall indemnify and hold harmless the Shareholder or any such Non-Company Affiliate from and against such Tax or Damage.

          (iii)  Computation; Tax Benefit Payback; Payment.

          (A) Straddle Period Tax. With respect to any Tax of any member of the Company Group for or attributable to a portion of any taxable period (a "Straddle Period") that begins before and ends after the Closing Date, for which the Shareholder is responsible with respect to the portion of any such Straddle Period ending on the Closing Date (the "Pre-Closing Straddle Period") under Section 4.3(a)(i), and for which the Purchaser is responsible with respect to the portion of any such Straddle Period beginning after the Closing Date (the "Post-Closing Straddle Period") under Section 4.3(a)(ii), the responsibilities of the Shareholder and the Purchaser for such Tax shall be determined as follows: (x) Any property Tax shall be apportioned between the Pre-Closing Straddle Period and the Post-Closing Straddle Period on the basis of the number of days in the Pre-Closing Straddle Period and the number of days in the Post-Closing Straddle Period; and (y) Any other Tax shall be apportioned between the Pre-Closing Straddle Period and the Post-Closing Straddle Period on the basis of the interim closing of the books as if such Straddle Period ended as of the close of business on the Closing Date, provided that any such Tax attributable to the ownership of any equity interest in a partnership or other "flow-through entity" shall be so apportioned as if the taxable period of such partnership or flow-through entity ended as of the close of business on the Closing Date.

          (B) Tax Benefit Payback. In the event that (x) one party (the "Tax Indemnitor") is obligated to indemnify the other party (the "Tax Indemnitee") for any Tax under this Section 4.3(a) and (y) the aggregate amount of such indemnifiable Taxes for a particular taxable year does not exceed $300,000, then the Tax Indemnitor and the Tax Indemnitee shall in good faith negotiate the amount of the present value of any future Tax benefits to be realized by the Tax Indemnitee resulting from such Taxes. Either the amount of such indemnity shall be reduced by the amount of the present value of such Tax benefit or the Tax Indemnitee shall pay the Tax Indemnitor an amount equal to such Tax Benefit. In the event that either (p) the aggregate amount of indemnifiable Tax for a particular taxable year exceeds $300,000 or (q) the Tax Indemnitor and the Tax Indemnitee are unable to reach agreement on the present value of such Tax benefit, the Tax Indemnitee shall promptly pay the amount of any such Tax benefit to the Tax Indemnitor as and when the Tax Indemnitee actually realizes such Tax benefit.

The amount of any such Tax Benefit shall be computed by the Tax Indemnitee, as certified by both the responsible officer and the independent public accountants of the Tax Indemnitee.

          (C) Payment. All amounts payable in respect of Taxes (including any estimated taxes) by the Tax Indemnitor to the Tax Indemnitee shall be paid no later than 3 business days prior to the due date for the payment of the related Taxes (taking into account any applicable extension thereof). All such amounts payable in respect of Taxes shall be set forth in a written notice from the Tax Indemnitee to the Tax Indemnitor, which shall be certified by the responsible officer and the independent public accountants of the Tax Indemnitee and shall be received by the Tax Indemnitor no later than 10 business days prior to the due date for the payment of such Taxes (taking into account any applicable extension thereof). The failure of the Tax Indemnitee timely to send such notice shall not relieve the Tax Indemnitor of its obligations under Section 4.3(a), unless such failure materially prejudices the interests of the Tax Indemnitor.

          (b) Tax Returns. (i) Shareholder's Responsibility. The Shareholder shall cause the Company Group to join, for all taxable periods (or portions thereof) ending on or prior to the Closing Date, in (A) the consolidated

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

federal income Tax Returns of the Shareholder and (B) the consolidated, combined or unitary state, local or foreign income tax returns of or including the Shareholder or any Non-Company Affiliate with respect to which the Company Group (x) has joined in the most recent taxable year or (y) is required by law to join in filing, and shall prepare and file all such Tax Returns. The Shareholder shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns that are required to be filed by or in respect of any member of the Company Group on or prior to the Closing Date.

          (ii) Purchaser's Responsibility. The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed by or in respect of any member of the Company Group other than those Tax Returns described as the Shareholder's responsibility in Section 4.3(b)(i) above, and shall report on such Tax Returns (including any consolidated federal income Tax Return filed by the Purchaser or any member of the Company Group for all taxable periods (or portions thereof) beginning after the Closing Date) any transactions or events by or relating to any member of the Company Group occurring after the Closing. Any such Tax Returns with respect to which the Purchaser is responsible for preparing and filing pursuant to this
Section 4.3(b)(ii) that include the taxable periods (or portions thereof) ending on or prior to the Closing Date shall, insofar as they relate to any member of the Company Group or may affect the amount of Tax for which the Shareholder is responsible under Section
4.3(a)(i), be on a basis consistent with the last previous such Tax Returns filed in respect of such member of the Company Group, unless the Purchaser receives prior written consent from the Shareholder. In the event that any Tax Return, the preparation and filing of which is the responsibility of the Purchaser, may affect the amount of Tax for which the Shareholder is responsible under Section 4.3(a)(i), the Purchaser shall, and shall cause the relevant member of the Company Group to, forward a draft of such Tax Return to the Shareholder for its review no later than 30 days prior to the due date for filing of such Tax Return (taking into account any applicable extension).

          (iii) Cooperation. The Shareholder and the Purchaser shall cooperate with each other, and the Purchaser shall cause the Company Group to cooperate with the Shareholder, with respect to the preparation and filing of any Tax Return for which the other is responsible pursuant to this Section 4.3(b). Without limiting the generality of the foregoing, with respect to all federal consolidated income Tax Returns and state and local consolidated, combined and unitary Tax Returns of the Shareholder or any of its Affiliates for all taxable years (or portions thereof) ending on or prior to the Closing Date, the Purchaser shall cause the Company Group to prepare accurately and completely and submit to the Shareholder all "tax packages" and "foreign reporting packages" and all other information reasonably requested by the Shareholder and necessary for the preparation and filing of such Tax Returns by the Shareholder not later than 105 days prior to the due date for filing of such Tax Return (taking into account any applicable extension).

          (iv) Amended Returns. (A) For all taxable periods (or portions thereof) ending on or prior to the Closing Date, the Purchaser shall not, and shall cause the Company Group not to, file (or consent to file) any amended Tax Returns or a claim for a refund of any Tax, unless (x) any such amended Tax Return or claim for a refund may not affect the liability for Tax of the Shareholder or any Non-Company Affiliate under Section 4.3(a)(i) or otherwise or
(y) the Shareholder shall have reviewed and consented in writing to the contents of any such amended Tax Return (or claim for a refund) prior to the filing thereof.

          (B) In the event the Shareholder actually realizes any Tax benefit or receives a refund of any Tax by filing any amended Tax Return or a claim for a refund of any Tax with respect to the Company Group for any taxable period

(or portion thereof) ending on or prior to the Closing Date and such Tax benefit or refund directly results from a timing difference (i.e., acceleration of deduction or delay of income inclusion) and, as a result, the Company Group shall be required to pay any Tax for any taxable period (or portion thereof) beginning after the Closing Date in an amount greater than the amount of Tax which the Company Group would be required to pay but for such timing difference, then the Shareholder shall indemnify and hold harmless the Company Group from and against any such incremental amount of Tax as and when the Company Group actually pays such Tax, which shall be certified by the responsible officer and the independent public accountants of the Company.

          (c) Refunds. The Shareholder shall be entitled to retain, or receive immediate payment from any member of the Company Group or the Purchaser of, any Tax refund (including, without limitation, refunds arising by reason of amended Tax returns filed after the Closing Date) or credit of any Taxes (plus any interest thereon received with respect thereto from the applicable taxing authority) relating to any member of the Company Group, which the Shareholder is responsible for under Section 4.3(a)(i) or has otherwise paid or caused to be paid or otherwise borne the economic burden of by reason of any Tax being taken into account in computing the Year End Working Capital. The Purchaser shall be entitled to the benefit of any other refund or credit of Taxes (plus any interest thereon received with respect thereto from the applicable taxing authority) relating to any member of the Company Group. For avoidance of doubt, the Shareholder and the Purchaser agree that the Purchaser shall be entitled to the benefit of any refund of Taxes for which the Purchaser is responsible under Sections 4.3(a)(i)(C) and 4.3(a)(ii)(D). No member of the Company Group shall carry back any net operating loss, capital loss, tax credit or other tax item from any taxable year (or portion thereof) beginning after the Closing Date to any taxable year (or portion thereof) ending on or before the Closing Date for federal, state or local income tax purposes, and any refund of or credit for any Tax arising from any such carryback shall belong to the Shareholder and the Shareholder shall not be obligated to pay any such refund or credit to the Company Group, provided, that a member of the Company Group may so carry back any such loss, credit or other tax item
(i) if such member of the Company Group is required by applicable tax law only to carry back any such loss, credit, or other tax item, (ii) with respect to Tax Returns other than those Tax Returns that have included at least one member of the Company Group and the Shareholder (or any Non-Company Affiliate), but only to the extent such carryback may not adversely affect the Tax liability of the Shareholder or any Non-Company Affiliate or (iii) with respect to Taxes other than federal income taxes for which the Purchaser is responsible under Section 4.3(a)(ii), and in any of such events such member of the Company Group shall be entitled to retain, and the Shareholder shall pay over to such member of the Company Group, any refund of or credit for Tax resulting from such carryback. The Purchaser and the Shareholder agree to cooperate, and the Purchaser agrees to cause the Company Group to cooperate with the Shareholder, with respect to claiming of any refund or credit referred to in this Section 4.3(c), including discussing potentially available refunds or credits and preparing and filing any amended Tax Return or other claim for a refund. In the event the Closing occurs after December 31, 1997 and the Shareholder or any Non-Company Affiliate realizes any Tax benefit by reason of any net operating loss or capital loss incurred by the Company Group during the Short Closing Period, the Shareholder shall pay to the Company any such Tax benefit as and when the Shareholder or such Non-Company Affiliate actually realizes such Tax benefit, the amount of which shall be certified by the responsible officer and the independent public accountants of the Shareholder.

          (d) Audits. Each of the Purchaser and the Shareholder shall promptly notify the other in writing within ten business days from its receipt of notice of (i) any pending or threatened federal, state, local or foreign Tax audits or assessments of any member of the Company Group, so long as any taxable periods (or portions thereof) ending on or prior to the Closing Date remain open, and
(ii) any pending or threatened federal, state, local or foreign Tax audits or assessments of the Purchaser or the Shareholder which may affect the Tax liabilities of any member of the Company Group, in each case for taxable periods (or portions thereof) ending on or prior to the Closing Date, provided that the failure of one party to timely notify the other party of any such Tax audit or assessment pursuant to this sentence shall not increase, decrease or otherwise affect the indemnity right or obligation of either party, so long as such failure does not prejudice the interest of such other party. The Shareholder shall have the right to represent the interests of any member of the Company Group in, and control, any Tax audit or administrative or court proceeding relating to Taxes for any taxable periods (or portions thereof) ending on or prior to the Closing Date and for which the Shareholder may be responsible hereunder, and the Purchaser shall have the right to consult with the Shareholder during such proceedings at its own expense. The

Purchaser and the Shareholder agree that they shall cooperate fully, and cause their respective Subsidiaries to cooperate fully, with each other and their respective representatives in connection with any Tax audit or proceeding, including timely furnishing all work papers and other documents requested by any relevant taxing authority and making relevant employees and officers available during normal business hours in connection with such audit or proceeding.

          (e) Conduct of Business. On the Closing Date, as to matters which could affect the Tax Returns of the Shareholder or any member of the Company Group with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date, the Purchaser shall cause the Company Group to carry, and the Company Group shall carry, on its business only in the ordinary course in substantially the same manner as heretofore conducted.

          (f) Reconciliation of Payments. Within 30 days after all the relevant information is made available to the Shareholder, the Shareholder shall provide the Company with a schedule reconciling (i) all payments of estimated taxes attributable to the taxable period (or portion thereof) ending on the Closing Date and attributable to the Company Group with (ii) the actual tax liability of the Company Group for such taxable period (or such portion). Any difference between such estimated and actual payments shall be settled between the Company and the Shareholder within 30 days from the receipt of such schedule by the Company.

          (g) Tax Dispute Resolution Mechanism. Any dispute among the parties involving Taxes arising under this Agreement shall be resolved as follows: (i) the parties will in good faith attempt to negotiate a prompt resolution of the dispute; (ii) if the parties are unable to negotiate a resolution of the dispute within 30 days, the dispute will be submitted to the national office of a firm of independent accountants of nationally recognized standing reasonably satisfactory to the Shareholder and the Purchaser (the "Tax Dispute Accountants"); (iii) the Tax Dispute Accountants shall resolve the dispute, in a fair and equitable manner and in accordance with applicable Tax law and the provisions of this Agreement, within 30 days after the parties have submitted the dispute to the Tax Dispute Accountants, whose decision shall be final, conclusive and binding on the parties, absent manifest error; (iv) any payment to be made as a result of the resolution of a dispute shall be made and any other action taken as a result of the resolution of a dispute shall be taken, on or before the fifth business day following the date on which the dispute is resolved; and (v) the fees and expenses of the Tax Dispute Accountants in resolving a dispute will be borne by the Shareholder and the Purchaser in inverse proportion as they may prevail on the issues resolved by the Tax Dispute Accountants, which inverse proportionate allocation shall also be determined by the Tax Dispute Accountants at the time the determination of the Tax Dispute Accountants is rendered on the merits of the issues submitted.

          (h) Cancellation of Certain Tax Sharing and Other Agreements. As of the date immediately following the Closing Date, all intercompany tax sharing agreements, practices or policies between the Shareholder or any Non-Company Affiliate, on the one hand, and any member of the Company Group, on the other hand, shall be canceled and be of no further effect.

          (i) Research and Development Cost Study. At the request of the Shareholder, the Purchaser agrees that it shall cooperate fully and cause the Company Group to cooperate fully with the Shareholder and its officers, employees, representatives and advisors in connection with the study of research and development costs incurred by the Company Group, including the timely furnishing of all work papers and other documents reasonably requested by the Shareholder and making relevant officers and employees available for discussion during normal business hours in connection with such study, provided that the Company Group shall not bear the cost of such study.


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

          4.4 Publicity. No press release or public announcement related to this Agreement or the transactions contemplated herein, shall be issued or made without the joint approval of the Shareholder and the Purchaser, unless required by law (in the reasonable opinion of their respective counsel) in which case the Shareholder and the Purchaser, as the case may be, shall use its best efforts to allow the other sufficient time, consistent with such obligations, to review the nature of such legal obligations and to comment upon such disclosure prior to publication.

          4.5 Contact with Customers and Suppliers. The Purchaser (and all of its representatives and Affiliates and any employees, directors or officers thereof) shall contact and communicate with the customers, suppliers and licensors of the Company and its Subsidiaries in connection with the transactions contemplated hereby only with the prior consent of the Shareholder, which shall not be unreasonably withheld and which consent may be conditioned upon an officer of the Company being present at any such meeting or conference.

          4.6 Financing. The Purchaser shall use its reasonable best efforts to have the Company enter into definitive financing agreements with respect to the financing contemplated by the Financing Commitments, on terms reasonably satisfactory to the Purchaser, and to do all such acts and things reasonably necessary to consummate the financing transactions contemplated by the Financing Commitments.

          4.7 Non-Solicitation of Employees. For a period of five years following the Closing Date, without the approval of the other party, the Shareholder and its Subsidiaries shall not, and the Shareholder shall use its best efforts to cause its other Affiliates not to, directly or indirectly, actively solicit or induce any salaried employee of the Company or any of its Subsidiaries to leave such employment and become an employee of the Shareholder and its Affiliates, except for employees who have been involuntarily terminated or who contact the Shareholder or its Affiliates on his or her own initiative without any direct or indirect solicitation or encouragement from the Shareholder or its Affiliates. This provision shall not apply to solicitations through newspaper ads not specifically directed at the employees of the Company or its Subsidiaries.

          4.8 Transition Services. (a) From the date of this Agreement through the Closing Date, the Shareholder agrees, and agrees to cause its Subsidiaries, to continue to provide the Company and its Subsidiaries those services currently provided by the Shareholder and its Subsidiaries on terms consistent with past practice, including, notwithstanding anything to the contrary in this Agreement, the

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

payment of charges and expenses by the Company and its Subsidiaries to the Shareholder and its Subsidiaries consistent with past practices. Without limiting the generality of the foregoing, from the date of this Agreement through the Closing Date, the Shareholder agrees to provide assistance to the Company and its Subsidiaries with the goal of enabling the Company and its Subsidiaries to operate independently of the Shareholder following the Closing, including:

          (i) Assistance with (A) obtaining stand alone insurance coverage for the Company and its Subsidiaries for matters currently insured by the Shareholder or its insurance policies and using its reasonable efforts to obtain for the Company and its Subsidiaries pricing for such coverage similar to that obtained by the Shareholder (taking into account the different deductibles set by the Company and structure of the Company and its Subsidiaries after the Closing), (B) making and collecting claims on the Shareholder's insurance policies that cover the business of the Company and its Subsidiaries and (C) the retention of outside vendors (including, but not limited to, administrator, insurance provider and broker) by the Company, at the Company's cost, and establish and assist with appropriate administrative procedures, including with respect to worker's compensation and using its reasonable efforts to

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

obtain for the Company and its Subsidiaries pricing for such services similar to those obtained by the Shareholder;

          (ii) Assistance with maintaining the information technology and Internet access currently provided by the Shareholder, including assisting the Company and its Subsidiaries in obtaining license agreements with third parties to replace existing license agreements (in which the Shareholder is the licensee) which license computer software used by the Company and its Subsidiaries;

          (iii) Assistance with the establishment of a stand-alone cash management capabilities; and

          (iv) Using reasonable efforts to audit, reconcile and resolve all claims and disputes of employees of the Company and its Subsidiaries arising out of the transition of health administration from First Health to The Principal and processing all claims made by year-end 1997 within 60 days of submission.

          (b) At the Closing, the Shareholder shall enter into a transition services agreement with the Company (the "Transition Services Agreement"), the principal terms of which are described in Exhibit 1 hereto.

          4.9 Non-Competition. For a period of five years after the Closing Date, the Shareholder and its Subsidiaries shall not, and the Shareholder shall use its best efforts to cause any of its other Affiliates not to, engage, directly

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

or indirectly, in the manufacture, sale or distribution, or own, manage, operate or control, directly or indirectly, any Person engaged in the manufacture, sale or distribution, of rims and wheels for vehicles anywhere, provided, however, that the foregoing shall not prohibit the Shareholder or any of its Affiliates from: (i) engaging in or conducting any business contemplated by the Transition Services Agreement during the term of such Agreement;
(ii) merging or consolidating with or into or acquiring a company (the "Diversified Company") having not more than 20% of its sales (based on its latest published annual audited financial statements) attributable to the manufacture, sale or distribution of rims and wheels for vehicles, so long as
(a) the Shareholder shall promptly notify the Purchaser of any such merger, consolidation or acquisition and (b) the Shareholder or such Affiliate shall cause the Diversified Company to dispose of the portion thereof which has sales attributable to the manufacture, sale or distribution of rims and wheels for vehicles as promptly as practicable and in no event later than 12 months of such merger, consolidation or acquisition; and (iii) owning the shares of the Company as a result of the transactions contemplated hereby. This Section 4.9 shall not apply following the sale, transfer or disposition of 51% or more of the outstanding capital stock or substantially all of the assets of the Shareholder or the merger of

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

the Shareholder with or into another Person in which the shareholders of the Shareholder own in the aggregate less than 51% of the outstanding capital stock of the surviving entity.

          4.10 Use of Business Name. It is expressly agreed that the Purchaser is not purchasing or acquiring any right, title or interest in any trademarks, logos, service marks, brand names or trade, corporate or business names employing the name "Phelps Dodge Corporation" or any part or variation thereof, or any trademarks, logos, service marks, brand names or trade, corporate or business names confusingly or misleadingly similar thereto (collectively, the "Shareholder's Marks"). To the extent the Shareholder's Marks are used by the Company or any of its Subsidiaries on any materials constituting their properties and assets, including any stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, software or like materials or appear on the Companies' inventory (including work-in-process and inventory on order) at the Closing Date, as promptly as commercially reasonable, but in no event later than the first anniversary of the Closing Date, the Purchaser shall, and shall cause the Company and its Subsidiaries to, remove, strike over or

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

otherwise obliterate all the Shareholder's Marks from all such materials.

          4.11 No Solicitation. From the date hereof to the Closing Date, the Shareholder and its Subsidiaries shall not, and the Shareholder shall use its best efforts to cause its other Affiliates or any Person acting on its behalf not to, directly or indirectly, (i) solicit or encourage any inquiries or proposals for, or initiate any discussions with respect to, or enter into or continue any discussions, negotiations or agreements relating to the sale or exchange of the Redeemed Shares or any other capital stock of the Company or its Subsidiaries, the merger of the Company or its Subsidiaries with, or the direct or indirect disposition of a significant amount of the assets or the business of the Company or its Subsidiaries to, or business combination or similar transaction involving the Company or its Subsidiaries with, any Person other than the Purchaser or its Affiliates or (ii) furnish or cause to be furnished any assistance or non-public information concerning the Company to any Person, or otherwise cooperate with any Person, in connection with any unsolicited inquiries or proposals from any Person with respect to the foregoing (other than the Purchaser and its agents and representatives). The Shareholder and the Company will immediately notify Purchaser if any such discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any such information is requested with respect to any such proposal and notify Purchaser of the terms of any such proposal, including without limitation the identity of the prospective purchaser or soliciting party.

          4.12 Confidentiality Agreements. At the Closing, the Shareholder shall assign the portion of each confidentiality agreement executed on the Shareholder's behalf by J.P. Morgan & Co. Incorporated, as the Shareholder's financial advisor, primarily relating to the Company or its Subsidiaries to the Company, provided that the Shareholder shall not be required to assign any such confidentiality agreement with any Person who received no more than the Descriptive Memorandum in connection with such Person's review of the sale of the Company. The Shareholder shall, at the Company's request and expense, use all reasonable efforts to assist the Company in obtaining the benefits of any such confidentiality agreement or any portion thereof that is not assigned to the Company. Upon the Closing, the Confidentiality Agreement between Kohlberg Kravis Roberts & Co., L.P. and J.P. Morgan Securities, Inc., as the Shareholder's financial advisor, shall be terminated in respect of matters solely relating to the Company.

          4.13 Interim Financial Statements. From the date hereof through the Closing, the Shareholder and the Company

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

shall provide to the Purchaser by the 15th of each month, the Management Letter prepared for the prior month, including the supporting schedules, the unaudited balance sheet and related unaudited statements of income, cash flow and shareholders' equity for the Company and its Subsidiaries for each immediately preceding month, certified by the President and the Chief Financial Officer of the Company.

          4.14 Insurance. The Shareholder shall keep, or cause to be kept, all Policies set forth on Section 2.16 of the Shareholder's Disclosure Schedule that are currently maintained, or suitable replacements therefor (which may include policies covering the Shareholder or any of its Subsidiaries containing terms more or less favorable than those Policies set forth on Section 2.16 that are currently maintained), in full force and effect through the Closing Date.

          Following the Closing, the Shareholder shall provide reasonable assistance in making and collecting claims on such Policies. Following the Closing, in the event that the Shareholder does not take steps reasonably requested by the Company to collect from any such insurer under a Policy for any loss that relates to the Company and its Subsidiaries and their respective businesses and properties, the Company shall have the right to make proofs of loss, adjust all claims and/or receive proceeds from such

Policies. For purposes of this Section 4.14, a Policy shall also include any policy of insurance applicable to the Company or its Subsidiaries or the Company Employees and their beneficiaries maintained for purposes of providing benefits under any Plan as defined in Section 2.10.1.

          4.15 Certain Dividends. (a) On or prior to the Closing the Company shall cancel all declared and unpaid dividends payable to the Shareholder as of December 31, 1997, including the dividend payable to the Shareholder that was declared in December 1996. The Shareholder hereby waives all rights to any such declared and unpaid dividends.

          (b) On the last business day of 1997, Accuride Canada shall declare and pay to the Company a dividend in an amount equal to Accuride Canada's cash and cash equivalents balances as of such date.

          5. Employees and Employee Benefit Plans.

          5.1 Compensation and Benefits of Company Employees. (a) Each employee of the Company and its Subsidiaries actively employed on the Closing Date (including any employees of the Company or one of its Subsidiaries on authorized leave of absence or disability) (the "Current Company Employees") and each former employee of the Company or any of its Subsidiaries entitled to any compensation, benefits or other payments arising in connection with such former employee's employment with the Company or any of its

Subsidiaries shall be referred to collectively as the "Company
Employees." Notwithstanding Section 8 of this Agreement, for purposes of this Section 5, AKW shall not be considered a "Subsidiary." Effective on the Closing, the Purchaser shall, or shall cause the Company and its Subsidiaries to, continue to employ all Current Company Employees who are represented by a union and provide compensation and benefits to all former Company Employees represented by a union in accordance with the terms and conditions set forth in any applicable Collective Bargaining Agreements and all non-represented Current Company Employees in accordance with this Section 5 provided that nothing in this Section 5 shall confer upon any Company Employee any right to continued employment after the Closing or shall limit the ability of the Purchaser, the Company or any of its Subsidiaries to terminate the employment of any Company Employee after the Closing. From and for two years after the Closing, the Purchaser will, or will cause the Company or one of its Subsidiaries or the Purchaser's Subsidiaries, as applicable, to continue to provide each non-represented Current Company Employee with a salary or wage level and bonus opportunity and employee benefits and other terms and conditions of employment that are, in terms of the total aggregate value, comparable to the salary, bonus opportunity, benefits and terms and conditions provided to each such Company Employee by the Shareholder, the Company or any of its Subsidiaries, as applicable immediately prior to the Closing, except that, for purposes of determining comparable value, any benefits or payments payable solely on account of the transactions contemplated hereunder pursuant to any employment or retention agreement entered into between the Shareholder and any Company Employee or any other plan, contract, agreement or arrangement that is not set forth in Section 2.10 of the Shareholder's Disclosure Schedule shall be excluded. Nothing in this Section 5 (including, without limitation, the foregoing) shall limit the ability of the Purchaser, the Company or its Subsidiaries to amend or terminate any employee benefit or otherwise change the salary or wage level, bonus opportunity or other terms and conditions of employment provided that the covenants set forth in this
Section 5 are satisfied. Except as otherwise provided in this Section 5, from and after the Closing, the Purchaser shall, or shall cause the Company or one of its Subsidiaries or one of the Purchaser's Subsidiaries, as applicable, to honor, pay, perform, and satisfy any and all liabilities, obligations and responsibilities to or in respect of each Company Employee arising under the terms of or in connection with any Plan or Collective Bargaining Agreement, as in effect immediately prior to the Closing. The Purchaser will, or will cause the Company, or one of its Subsidiaries or one of the Purchaser's Subsidiaries, to provide that Company Employees will receive credit under each employee benefit plan of the Purchaser, the Company, one of the Company's Subsidiaries or one of the Purchaser's Subsidiaries, as the case may be, on and after the Closing for all service with the Shareholder, the Company and its Subsidiaries prior to the Closing for purposes of eligibility to participate, vesting and eligibility to commence benefits, including, but not limited to, subsidized early retirement benefits, provided, however, that such credit shall not be required for purposes of benefit accrual. The Shareholder shall retain or assume all liabilities, obligations and responsibilities to or in respect of each Company Employee arising under the terms of the Phelps Dodge Stock Option Plan (and all options or other awards granted thereunder), the Phelps Dodge Retirement Plan, the Comprehensive Executive Non-Qualified Retirement and Savings Plan of the Phelps Dodge Corporation and, with respect to (i) former Company Employees who retired prior to the Closing and (ii) Company Employees who, as of the Closing, satisfied the age and service requirements for eligibility for benefits under the Phelps Dodge Retiree Medical

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


and Life Insurance Plan, the Phelps Dodge Retiree Medical and Life Insurance Plan. Notwithstanding the foregoing, the Shareholder shall not provide credit under the Phelps Dodge Retiree Medical and Life Insurance Plan for service performed by any Company Employee described in (ii) in the immediately preceding sentence after the Closing Date for any purpose (including, but not limited to, credit for purposes of determining any such Company Employee's contribution under such Plan). The Shareholder shall provide credit under the Phelps Dodge Retirement Plan for service performed by any Current Company Employee after the Closing for purposes of vesting and eligibility to commence benefits (including, but not limited to, subsidized early retirement benefits).

          (b) The Purchaser shall, or shall cause the Company, or its Subsidiaries, as applicable, to be responsible for any compensation, benefits or other payments which become payable to any Company Employee employed by a non-U.S. Subsidiary under any Employment Agreement, Collective Bargaining Agreement, Plan or applicable law in connection with the transactions contemplated hereby and the Purchaser shall indemnify and hold harmless the Shareholder for any and all costs and liabilities incurred by the Shareholder with respect to any claim for severance benefits payable to any Company Employee employed by a non-U.S. Subsidiary under any Employment Agreement, Collective Bargaining Agreement, Plan or applicable law as a result of or in connection with the transactions contemplated hereby or any event occurring after the Closing, including, without limitation, any claims

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

of actual or constructive termination or "termination indemnities" under any Foreign law. Notwithstanding the foregoing, the Shareholder shall retain all liabilities, obligations and responsibilities to or in respect of any Company Employee arising under the terms of any retention or employment agreement entered into between the Shareholder and the Company Employee (which, together with the liabilities specifically retained or assumed by the Shareholder pursuant to Section 5.1(a), shall be referred to as the "Retained Liabilities").

          (c) The parties agree that (i) effective on the Closing Date, any employee of the Shareholder or one of its Subsidiaries other than the Company or one of its Subsidiaries who participates in The Pension Plan for Salaried Employees of Accuride Canada Inc. (the "Canadian Plan") shall cease to accrue any additional benefits under such Plan and (ii) they will reasonably cooperate in order to transfer the assets and liabilities relating to such employees' accrued benefits under the Canadian Plan to a plan designated by the Shareholder. The Shareholder agrees to reimburse the Purchaser, the Company and its Subsidiaries for the reasonable costs and expenses incurred in order to effect such transfer.

          5.2 Establishment of Accuride Plans.

          (a) The Shareholder shall, and shall cause the Company to, establish a retirement plan (the "Accuride Retirement Plan"), a 401(k) plan (the "Accuride 401(k) Plan"), a flexible spending account plan (the "Accuride Flex Plan"), health and welfare plans providing medical, dental, prescription drug, life insurance, accidental death and dismemberment, long-term disability and short-term disability benefits (the "Accuride Welfare Plans") and a retiree medical and life insurance plan (the "Accuride Retiree Medical and Life Insurance Plan" and, together with the Accuride Retirement Plan, the Accuride 401(k) Plan, the Accuride Flex Plan, and the Accuride Welfare Plans, the "Accuride Plans") for the benefit of those Company Employees who are participants in such plans. The Accuride Plans shall be effective no later than the Closing (the "Effective Date"). The Phelps Dodge Retirement Plan, the Phelps Dodge Employee Savings Plan, the Phelps Dodge Corporation Flexible Benefits Plan, the Phelps Dodge health and welfare plans for active employees and the Phelps Dodge Retiree Medical and Life Insurance Plans are referred to herein as the "Shareholder's Plans." The Accuride Retirement Plan shall cover the Current Company Employees covered by the Phelps Dodge Retirement Plan immediately prior to the Closing and shall provide for substantially the same vesting, benefit accrual and other terms and conditions as the Phelps Dodge Retire-ment Plan, provided that such Current Company Employees will not receive credit under the Accuride Retirement Plan for purposes of benefit accrual for service prior to the Closing. The Accuride 401(k) Plan shall cover the Company Employees covered by the Phelps Dodge Employee Savings Plan immediately prior to the Closing and shall provide for substantially the same vesting, contribution and other terms and conditions as the Phelps Dodge Employee Savings Plan, except as provided in subsection 5.2(b). The Accuride Flex Plan and the Accuride Welfare Plans shall cover the Company Employees covered by the Phelps Dodge Corporation Flexible Benefits Plan and the Phelps Dodge Health and Welfare Plans for active employees immediately prior to the Closing and shall provide for substantially the same benefits and other terms and conditions as the Phelps Dodge Corporation Flexible Benefits Plan and the Phelps Dodge Health and Welfare Plans for active employees. The Accuride Retiree Medical and Life Insurance Plan shall cover the Current
Company Employees who, as of the Closing, failed to satisfy the age and service requirements for eligibility for benefits under the Phelps Dodge
Retiree Medical and Life Insurance Plan and who satisfy the age and service requirements for eligibility for benefits under the Accuride Retiree Medical and Life Insurance Plan after the Closing, and shall provide for substantially the same benefits and other terms and conditions as the Phelps Dodge Retiree Medical and Life Insurance Plan; provided, however, that the Accuride Retiree Medical and Life Insurance Plan shall not cover (i) former Company Employees who retired prior to the Closing and (ii) Company Employees who, as of the Closing, satisfy the age and service requirements for eligibility for benefits under the Phelps Dodge Retiree Medical and Life Insurance Plan. Subject to the establishment of the Accuride Plans, effective on the Effective Date, except as provided below in Section 5.2(b), the Company Employees shall cease to be active participants in the Shareholder's Plans and shall accrue no further benefits thereunder. The Shareholder shall use its best efforts to obtain insurance for the Accuride Plans (to the extent the Shareholder's Plans are insured) and to retain for the Accuride
Plans the third-party vendors and service providers who provide services to the Shareholder's Plans, provided that in the event any such third party vendor or service provider cannot be so retained, the Shareholder agrees to use its best efforts to procure for the Company and its Subsidiaries another third party vendor or service provider prior to the Effective Date. Notwithstanding the foregoing, the Purchaser agrees and acknowledges that the rates and fees to be paid by the Company and its Subsidiaries to any third party vendor or service provider may not be the same rates as paid by the Shareholder, the Company and its Subsidiaries under the Shareholder's Plans for such services.

          (b) The Accuride 401(k) Plan will contain a discretionary employer contribution in lieu of a profit sharing contribution, and the creation of the Accuride 401(k) Plan will be established by means of a spinoff of the accounts of the Company Employees in accordance with Section 414(l) of the Code from the Phelps Dodge Employee Savings Plan. The Shareholder, the Company or its Subsidiaries, as the case may be, shall make all required contributions with respect to the Company Employees attributable to service and contributions prior to the Effective Date to the Phelps Dodge Employee Savings Plan prior to the Effective Date and shall make all required contributions to the Accuride 401(k) Plan attributable to service and contributions after the Effective Date in accordance with the terms of each such Plan after the Effective Date. To the extent the Effective Date occurs after December 31, 1997, each Company Employee shall receive a prorated profit-sharing contribution for the portion of the 1998 calendar year occurring prior to the Effective Date (the "Contribution") in accordance with the terms of the Phelps Dodge Employee Savings Plan. As soon as administratively practicable after the Contribution is made, the Shareholder shall or shall cause the account balances of all Company Employees attributable to the Contribution to be transferred, in cash or in kind, to the Accuride 401(K) Plan.

          (c) Without limiting the generality of the foregoing, the Accuride Welfare Plans will (i) count service prior to the Closing credited under the Phelps Dodge Health and Welfare Plans for active employees toward any and all pre-existing condition limitations, (ii) recognize any and all previously satisfied deductibles and co-payments and (iii) count all service with the Shareholder, the Company and its Subsidiaries for all purposes under such plans.

          (d) Without limiting the generality of the foregoing, the Accuride Retirement Plan shall count all service with the Shareholder, the Company and its Subsidiaries for purposes of eligibility to participate, eligibility to commence benefits and vesting but shall not count such service for benefit accrual purposes.

          5.3 Employee Benefits Administration Services. For up to six months after the Closing, the Shareholder agrees to assist the Company and its Subsidiaries with the administration of the employee benefit plans established pursuant to Section 5.1 and Section 5.2 in accordance with the terms of the Transition Services Agreement.

          6. Conditions Precedent.

          6.1 General. The respective obligations set forth herein of the Shareholder, the Company and the

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

Purchaser to consummate the sale and purchase of the Shares and the Redeemed Shares at the Closing shall be subject to the fulfillment or waiver, on or before the Closing Date, in the case of the Shareholder and the Company, of the conditions set forth in Sections 6.2 and 6.3, and in the case of the Purchaser, of the conditions set forth in Sections 6.2 and 6.4 (collectively, the "Closing Conditions").

          6.2 Conditions to Obligations of All Parties.

          6.2.1 HSR Act. The waiting period under the HSR Act shall have been terminated or expired.

          6.2.2 No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any applicable law, including any order, injunction, decree or judgment of any court or other Governmental Authority, and no action or proceeding brought by any Governmental Authority shall be pending at the Closing Date before any court or other Governmental Authority to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby, and there shall not have been promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Agreement any applicable law making illegal the consummation of the transactions contemplated hereby and no proceeding brought by any

Governmental Authority with respect to the application of any such applicable law shall be pending.

          6.2.3 Governmental Consents. All material consents, authorizations, permits or approvals of Governmental Authorities required to be made or obtained prior to the Closing in connection with the execution and delivery of this Agreement and the transactions contemplated hereby in addition to those referred to in Sections 6.2.1 and 6.2.2 shall have been made or obtained.

          6.2.4 Shareholder Board Ratification. The Board of Directors of the Shareholder shall have ratified the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          6.3 Conditions to Obligations of the Shareholder and the Company.

          6.3.1 Representations and Warranties of the Purchaser. Each of the representations and warranties in Section 3 shall be true and correct in all material respects when made and at and as of the Closing with the same effect as though made at and as of such time, except that those representations and warranties which are made as of a specific date shall be correct in all material respects only as of such date and those representations and warranties which already are qualified by materiality shall be true and correct in all respects as of the relevant date and time.

The Purchaser shall have duly performed and complied in all material respects with all agreements and obligations and satisfied all conditions to be performed contained herein required to be performed, complied with or satisfied by it at or before the Closing.

          6.3.2 Officer's Certificate. The Purchaser shall have delivered to the Shareholder a certificate, dated the Closing Date and signed by its President or a Vice President, as to the fulfillment of the conditions set forth in Section 6.3.1.

          6.3.3 Opinion of Counsel. The Shareholder shall have received opinions from Latham & Watkins, special counsel the Purchaser, dated the date of the Closing and in form and substance reasonably satisfactory to the Shareholder, to the effect of Sections 3.1, 3.2 and 3.4.

          6.3.4 Documents. The Purchaser shall have entered into the Documents (substantially in the form or on the terms attached to Schedule 1 hereto) to which it is party and all of the agreements contemplated thereby to be performed on or prior to the Closing shall have been performed.

          6.4 Conditions to Obligations of the Purchaser.

          6.4.1 Representations and Warranties of the Shareholder. Each of the representations and warranties in Section 2 shall be true and correct in all material respects when made and at and as of the Closing with the same effect as though made at and as of such time, except that those representations and warranties which are made as of a specific date shall be correct in all material respects only as of such date and those representations and warranties which already are qualified by materiality and those set forth in Section 2.4 shall be correct in all respects as of the relevant date and time. The Shareholder and the Company shall have duly performed and complied in all material respects with all agreements and obligations and satisfied all conditions to be performed contained herein required to be performed, complied with or satisfied by them at or before the Closing.

          6.4.2 Officer's Certificate. The Shareholder shall have delivered to the Purchaser a certificate, dated the Closing Date and signed by its President or a Vice President, as to the fulfillment of the conditions set forth in
Section 6.4.1.

          6.4.3 Opinion of Counsel. The Purchaser shall have received opinions from Scott A. Crozier, Vice President and General Counsel for the Shareholder, and Debevoise & Plimpton, special counsel for the Shareholder, dated as of the Closing and in form and substance reasonably satisfactory to the Purchaser, to the effect of Sections 2.1, 2.2,

2.3, 2.4, 2.5 and 2.13, which opinions may be relied upon by the banks in connection with the Financing Commitments.

          6.4.4 Resignations. The directors of the Company and each of the Subsidiaries specified in a notice delivered by the Purchaser to the Shareholder at least five days prior to the Closing shall have submitted their resignations from the Boards of Directors of the Company and each of the Subsidiaries, as the case may be, effective as of the Closing Date.

          6.4.5 Consents. All material consents, authorizations or approvals of any Person (other than any Governmental Authority) that are required or necessary to be obtained or made by the Company or its Subsidiaries at or prior to the Closing shall have been obtained and shall be in full force and effect at and as of the Closing Date.

          6.4.6 Financing. The Company shall have obtained the financing set forth in the Financing Commitments on the terms set forth therein or on other terms reasonably satisfactory to the Purchaser.

          6.4.7 No Material Adverse Effect. There shall not have occurred any event, change or condition that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

          6.4.8 Documents. Each of the Company and the Shareholder shall have entered into the Documents (substan-

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tially in the form or on the terms attached to Schedule 1 hereto) to which it is a party and all of the agreements contemplated thereby to be performed on or prior to the Closing shall have been performed.

          6.4.9 Audited Financial Statements. The Company shall have delivered to the Purchaser audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1996, 1995 and 1994 and the related audited consolidated statements of income, consolidated statements of shareholders equity and consolidated statements of cash flows (collectively, the "Audited Financial Statements") which shall be accompanied by an unqualified report from Deloitte & Touche, LLP, and the Audited Financial Statements shall be substantially comparable with the Financial Statements for such periods.

          6.4.10 Management Subscription Agreements. William P. Greubel and at least seven of the individuals identified on Schedule 6.4.10 shall have entered into management subscription agreements with the Company in a form reasonably satisfactory to the Purchaser.

          6.4.11 Lacks. The Company shall have executed a definitive agreement with Lacks Industries, Inc. ("Lacks") providing for the application by Lacks of plastic cladding and adhesive or bonding agent to wheels supplied by the

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Company, for sale by the Company to Ford Motor Company, and such agreement shall be in full force and effect.

          7. Indemnification.

          7.1 Survival of Representations and Warranties and Covenants. Except as otherwise provided, the representations and warranties contained in this Agreement, and the schedules and certificates delivered in connection herewith, and the covenants and agreements contained herein to be fully performed or complied with at or prior to the Closing Date, shall survive until the date which is twelve months after the Closing Date, whereupon they shall expire, except with respect to representations and warranties set forth in Sections 2.14, 2.10.1, 2.10.2, 2.10.3 and 2.10.4, which shall survive until the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such sections. No claim for indemnification under Section 7 of this Agreement may be asserted with respect to such representations, warranties, covenants or agreements after the dates indicated in the preceding sentence unless, prior to the date such representations, warranties, covenants or agreements expire, the party seeking indemnification has notified in reasonable detail the party from whom indemnification is sought of a claim for indemnity hereunder. The representations, warranties and agreements of each party hereto shall remain operative and in full

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force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement.

          7.2 Indemnification.

          7.2.1 By the Shareholder. From and after the Closing, the Shareholder agrees to indemnify, defend and hold harmless the Purchaser (which, for purposes of this Section 7.2.1, shall include the Purchaser and its Affiliates (including Kohlberg Kravis Roberts & Co., L.P. ("KKR") and after the Closing, the Company and its Subsidiaries), and each officer, director, employee, representative and advisor of the Purchaser and such Affiliates) from and against any loss, liability (including, without limitation, liabilities arising under principles of strict or joint and several liability), damage, claim (including, without limitation, demands, allegations, orders or other actions by governmental entities or other third parties) or cost or expense whatsoever (including, without limitation, reasonable legal, consultant and expert fees and any court costs) (collectively, "Damages"), incurred or sustained by the Purchaser arising out of, resulting from or attributable to, (A) the nonfulfillment of any agreement of the Shareholder under this Agreement, or (B) the breach of any representation or warranty on the part of the Shareholder

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under this Agreement, or (C) the (i) Handling of any Hazardous Substance at
any time prior to the Closing at or from the Henderson Facility, the London Facility or any Former Facility, including, but not limited to, the direct or indirect effects of the Handling of any Hazardous Substance on natural resources, Persons or property within or outside the boundaries of the Henderson Facility, the London Facility or any Former Facility; provided, however, the Shareholder's indemnity obligations pursuant to this clause
(C)(i) of Section 7.2.1 shall not apply to any Damage arising out of or resulting from the investigation, assessment or remediation of a Hazardous Substance unless such investigation, assessment or remediation is required by or under an Environmental Law (the "Voluntary Action Exclusion"); provided further, however, the Voluntary Action Exclusion shall not limit any defense obligation in this Section 7.2.1; (ii) the failure at the Closing, or at any time prior to the Closing, of the Henderson Facility, the London Facility or any Former Facility to be in compliance with any applicable Environmental Law; or (iii) the failure at the Closing, or at any time prior to the Closing, of the Company to be in compliance with any Environmental Permit associated with the Henderson Facility, the London Facility or Former Facility, or (D) losses incurred by the Company and its Subsidiaries or their respective officers, direc-

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tors, employees or agents which would, absent the effect of deductibles or self-insured retentions of the Shareholder, be covered under a Policy, to the extent of the amount of any deductible or self-insured retention of the Shareholder under such Policy or (E) Retained Liabilities, provided that there shall not be any duplicative payments or indemnities by the Shareholder; provided, further, that any indemnification relating to Tax and
Section 2.14 shall be governed solely by Section 4.3. The term "Damages" is not limited to matters asserted by third parties, but includes Damages incurred or sustained in the absence of third party claims.

          Payment by the Purchaser shall not be a condition precedent to recovery. Amounts payable by the Shareholder to the Purchaser in respect of Damages for which the Purchaser is entitled to indemnification hereunder shall be payable by the Shareholder as incurred by the Purchaser.

          The Purchaser's rights to indemnification under Section 7 of this Agreement shall be limited as follows:

          (a) The amount of any Damages incurred by the Purchaser shall be (i) increased to take account of any Tax cost incurred (grossed up for such increase) by the Purchaser arising from the receipt of indemnity payments hereunder (unless such indemnity payment is treated as an adjustment to the Purchase Price for tax purposes) and (ii) reduced to take account of any Tax

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     benefit realized by the Purchaser arising from the incurrence or payment of any Damages or the assessment or adjustment giving rise to such Damages. Such Tax cost or Tax benefit, as the case may be, shall be computed for any year using the Purchaser's actual tax liability with and without (A) the incurrence or payment of any Damages for which indemnification is provided under Section 7 of this Agreement or (B) the payment of any indemnification payments made pursuant to Section 7 of this Agreement in such year and shall be certified by the responsible officer of the Company (or the Purchaser) and the independent public accountants of the Company. In the event that the Indemnitee will actually realize a Tax cost or Tax benefit for a year(s) subsequent to the year in which the indemnity payment is made, a payment in respect of such Tax cost or Tax benefit shall be made in such subsequent year(s). Any indemnity payment made pursuant to Section 7 of this Agreement will be treated as an adjustment to the Purchase Price for Tax purposes, unless a determination (as defined in section 1313 of the Code) with respect to the Indemnitee causes any such payment not to constitute an adjustment to the Purchase Price for U.S. federal income tax purposes.

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

          (b) The amount of any Damages incurred by the Purchaser shall be reduced by the net amount (after giving effect to paragraph (a) above) the Purchaser recovers (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other party liable for such Damages, and the Purchaser shall use reasonable efforts to effect any such recovery.

          (c) The Purchaser shall not be entitled to indemnification for those portions of any Damages (i) specifically reserved on the unaudited consolidated balance sheet of the Company and any of its Subsidiaries as of June 30, 1997 and on the consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date, or (ii) which resulted in a reduction of the Redemption Price pursuant to Section 1.5.

          (d) The Purchaser shall be entitled to indemnification pursuant to
     Section 7.2.1(B) (other than with respect to breaches of the Shareholder's representation and warranty contained in Sections 2.4 and 2.18 and the last sentence of Section 2.6) only to the extent that the aggregate amount of such Damages (adjusted as provided in paragraphs (a) and (b) above) exceeds $8.5 million.

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

          (e) The aggregate amount of Damages payable to the Purchaser pursuant to Section 7.2.1(A) or (B) shall not exceed 50% of the Redemption Price.

          (f) The Purchaser may, or may cause the Company to, withhold and set off against any other amounts due the Shareholder any amount as to which the Shareholder is obligated to indemnify the Purchaser pursuant to this Agreement.
          7.2.2 By the Purchaser. From and after the Closing, the Purchaser agrees to, and agrees to cause the Company and its Subsidiaries to, indemnify and hold harmless the Shareholder (which, for purposes of this Section 7.2.2, shall include the Shareholder and its Affiliates, and each officer, director, employee, representative and adviser of the Shareholder and such Affiliates) from and against any Damages incurred or sustained by the Shareholder arising out of, resulting from or attributable to, (A) the nonfulfillment of any agreement of the Purchaser under this Agreement or (B) the breach of any representation or warranty on the part of the Purchaser under this Agreement, provided that there shall not be any duplicative payments or indemnities by the Purchaser, and provided, further, that any indemnification relating to Tax shall be governed solely by Section 4.3.

          Payment by the Shareholder shall not be a condition precedent to recovery. Amounts payable by the Purchaser or the Company and its Subsidiaries to the Shareholder in respect of Damages for which the Shareholder is entitled to indemnification hereunder shall be payable by the Purchaser, the Company and its Subsidiaries as incurred by the Shareholder.

          The Shareholder's rights to indemnification under Section 7 of this Agreement shall be limited as follows:

          (a) The amount of any Damages incurred by the Shareholder shall be (i) increased to take account of any Tax cost incurred (grossed up for such increase) by the Shareholder arising from the receipt of indemnity payments hereunder (unless such indemnity payment is treated as an adjustment to the Redemption Price for tax purposes) and (ii) reduced to take account of any Tax benefit realized by the Shareholder arising from the incurrence or payment of any Damages or the assessment or adjustment giving rise to such Damages. Such Tax cost or Tax benefit, as the case may be, shall be computed for any year using the Shareholder's actual tax liability with and without (A) the incurrence or payment of any Damages for which indemnification is provided under Section 7 of this Agreement or (B) the payment of any indemnification payments made pursuant

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

     to Section 7 of this Agreement in such year, and shall be certified by the responsible officer and the independent public accountants of the Shareholder. In the event that the Indemnitee will actually realize a Tax cost or Tax benefit for a year(s) subsequent to the year in which the indemnity payment is made, a payment in respect of such Tax cost or Tax benefit shall be made in such subsequent year(s). Any indemnity payment made pursuant to Section 7 of this Agreement will be treated as an adjustment to the Redemption Price for tax purposes, unless a determination (as defined in section 1313 of the Code) with respect to the Indemnitee causes any such payment not to constitute an adjustment to the Redemption Price for U.S. federal income tax purposes.

          (b) The amount of any Damages incurred by the Shareholder shall be reduced by the net amount (after giving effect to paragraph (a) above) the Shareholder recovers (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other party liable for such loss, liability or damage, and the Shareholder shall use reasonable efforts to effect any such recovery.

          (c) The Shareholder shall not be entitled to indemnification for those portions of any Damages which

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

     resulted in an increase to the Redemption Price pursuant to Section 1.5.

          (d)  The Shareholder shall be entitled to indemnification pursuant to
     Section 7.2.2(B) (other than with respect to breaches of the Purchaser's representations and warranties contained in Section 3.6) only to the extent that the aggregate amount of such Damages (adjusted as provided in paragraphs (a) and (b) above) exceeds $8.5 million.

          (e) The aggregate amount of Damages payable to the Shareholder under this Section 7.2.2 shall not exceed 50% of the Redemption Price.

          (f) The Shareholder may withhold and set off against any other amounts due the Company or the Purchaser any amount as to which the Purchaser is obligated to indemnify the Shareholder pursuant to this Agreement.

          7.2.3 Indemnification Procedures. (a) A Person entitled to indemnification hereunder shall herein be referred to as an "Indemnitee." A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an "Indemnitor." Promptly after an Indemnitee either (a) receiving notice of any claim or the commencement of any action by any third party which such Indemnitee reasonably believes may give rise to a claim for indemnification from

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

an Indemnitor hereunder or (b) sustaining any Damages not involving a third-party claim or action with such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder or
(b) sustaining any Damages not involving a third-party claim or action which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under Section 7, notify such Indemnitor in writing in reasonable detail of such claim, action or Damages, as the case may be; provided that the failure to so notify the Indemnitor shall not affect rights to indemnification hereunder except to the extent that the Indemnitor is actually prejudiced by such failure. Upon receipt of such notice, the Indemnitor shall be entitled to participate in such claim or action, to assume the defense thereof at its expense, and to settle or compromise such claim or action or consent to the entry of any judgment, provided that such settlement or compromise shall be effected only with the consent of the Indemnitee, which consent shall not be unreasonably withheld, unless such settlement, compromise or judgment (i) includes as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee from all liability with respect to such claim or action and (ii) does not involve the imposition of equitable remedies or the imposition of any obligations on such Indemnitee and does not otherwise adversely affect the Indemnitee, other than as a

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

result of the imposition of financial obligations for which such Indemnitee will be indemnified hereunder. After notice to the Indemnitee of the Indemnitor's election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnitee under Section 7 for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation, provided that the Indemnitee shall have the right to employ counsel to represent it if either (x) such claim or action involves remedies other than monetary damages and such remedies, in the Indemnitee's reasonable judgment, could have a material adverse effect on such Indemnitee or (y) the Indemnitee shall have concluded in good faith that the counsel selected by the Indemnitor has a conflict of interest because of the availability to it of one or more additional or different defenses or counterclaims which are inconsistent with one or more of those claims alleged by the Indemnitee, and in any such event the fees and expenses of such separate counsel shall be paid by the Indemnitor. If the Indemnitor does not elect to assume the defense of such claim or action, the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect thereto, and shall not settle or compromise any such claim or action without providing the Indemnitor the opportunity to participate in the settlement

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

or reassume the defense of such claim or action. The parties hereto agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or action.

          (b) With respect to indemnification of the Purchaser by the Shareholder pursuant to Section 7.2.1(D), the Shareholder shall be entitled to take such actions with respect to the indemnified losses as the insurer under the applicable Policy would be entitled to take under the terms of such Policy.

          7.2.4 Mitigation. The parties shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

          8. Definitions.

          As used herein, the following terms have the following meanings:

          Accounting Firm:  as defined in Section 1.5.

          Accuride Canada:  as defined in Section 2.11.

          Accuride Flex Plan:  as defined in Section 5.2.

          Accuride 401(K) Plan:  as defined in Section 5.2.

          Accuride Mexico:  as defined in Section 1.5.

          Accuride Plans:  as defined in Section 5.2.

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

          Accuride Retiree Medical and Life Insurance Plans:  as defined in
Section 5.2.

          Accuride Retirement Plan:  as defined in Section 5.2.

          Accuride Welfare Plans:  as defined in Section 5.2.

          Action: any action, suit, litigation, claim, proceeding, arbitral or mediation action, governmental audit, inquiry, criminal prosecution, investigation or complaint.
          Actual Capital Expenditures:  as defined in Section 1.5.

          Actual Closing:  as defined in Section 4.3.

          Actual Closing Date:  as defined in Section 4.3.

          Adjusted Redemption Price:  as defined in Section 1.5.

          Affiliate: of a Person means any other Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person.

          Agreement: shall mean this Agreement, including the Schedules and Exhibits hereto.

          AKW:  as defined in the definition of "Subsidiary."

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          Applicable Law:  with respect to any Person, any domestic or foreign, federal, state, provincial or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person, its business or any of its respective properties or assets.

          Audited Financial Statements:  as defined in Section 6.4.9.

          Bank Financing Commitment:  as defined in Section 3.3.

          Business Day: any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of New York.

          Canadian Plan:  as defined in Section 5.1.

          Capital Expenditures:  as defined in Section 1.5.

          Closing:  as defined in Section 1.4.

          Closing Conditions:  as defined in Section 6.1.

          Closing Date: as defined in Section 1.4.

          Closing Date Amount:  as defined in Section 1.3.

          Closing Working Capital:  as defined in Section 1.4.

          Code:  the Internal Revenue Code of 1986, as amended.

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

          Collective Bargaining Agreements:  as defined in Section 2.10.1.

          Common Stock:  as defined in the Preamble.

          Company:  as defined in the Preamble.

          Company Employees:  as defined in Section 5.1.

          Company Group:  as defined in Section 4.3.

          Company Intellectual Property:  as defined in Section 2.11.

          Company Licenses:  as defined in Section 2.11.

          Confidentiality Agreement:  as defined in Section 4.2.2.

          Contribution:  as defined in Section 5.2.

          Contracts: all agreements, contracts, leases, purchase orders, undertakings, understandings, covenants not to compete, confidentiality agreements, licenses, instruments, obligations and commitments to which the Company or any of its Subsidiaries is a party or by which any assets of the Company or its Subsidiaries are bound or affected (including any and all amendments thereto).

          Current Assets:  as defined in Section 1.5.

          Current Company Employees:  as defined in Section 5.1.

          Current Liabilities:  as defined in Section 1.5.

          Damages:  as defined in Section 7.2.1.

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

          Default: (1) a breach of or default under any of the Contracts, (2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any of the Contracts, or
(3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, amendment, renegotiation or acceleration or loss of any material benefits or payment of any fee under any of the Contracts.

          Descriptive Memorandum:  as defined in Section 1.5.

          Diversified Company:  as defined in Section 4.9.

          Documents:  as defined in Section 2.1.

          DOJ:  as defined in Section 4.1.

          Effective Date:  as defined in Section 5.2.

          Employment Agreements:  as defined in Section 2.10.1.

          Environmental Conditions: shall mean the introduction into the environment of any pollution, including, without limitation, any contaminant, irritant or pollutant or other Hazardous Substance (whether or not upon any Facility or Former Facility or other property and whether or not such pollution constituted at the time thereof a violation of any Environmental Law as a result of any Release of any kind whatsoever of any Hazardous Substance) as a result

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

of which the Company or any Subsidiary has become liable to any Person or by reason of which any Facility or Former Facility may suffer or be subjected to any Lien.

          Environmental Laws: shall mean all laws, statutes, ordinances, regulations, rules, notice requirements and court decisions that regulate or relate to (i) the protection or clean-up of the environment; (ii) the Handling of Hazardous Substances; (iii) the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (iv) the health and safety of persons or property, including, without limitation, protection of the health and safety of employees. Environmental Laws shall include, without limitation, the Federal Insecticide, Fungicide, Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act and all analogous or related federal, state, local or foreign laws, each as amended.

          Environmental Permit: shall mean any license, permit, franchise, approval, authorization, consent or order of, or filing with, any Governmental Authority, whether foreign, federal, state or local, or any other Person, necessary for the past, present or anticipated conduct of the business of the Company or any of its Subsidiaries that is required under, issued pursuant to, or authorized by any Environmental Law.

          ERISA: the Employee Retirement Income Security Act of 1974, as amended.

          Exchange Act:  as defined in Section 2.2.

          Facility: shall mean all real property owned or leased by the Company or any Subsidiary that is identified on Schedule 2.8 attached hereto, and all buildings, structures, improvements and fixtures located thereon, whether owned, leased or otherwise held or used by the Company or any Subsidiary and all equipment and other personal property used or useful in connection with any such real property, buildings, structures, improvements or fixture.

          Financial Statements:  as defined in Section 2.6.

          Financing Commitments:  as defined in Section 3.3.

          Former Facility: shall mean all real property and related facilities owned, leased or operated by the Company or any Subsidiary at any time prior to the date hereof, and all buildings, structures, improvements and fixtures located thereon, whether owned, leased or otherwise held or used by the Company or any Subsidiary and all equipment and other personal property used or useful in connection with any such real property, buildings, structures, improvements or fixture, but excluding any Facility.

          FTC:  as defined in Section 4.1.

          Governmental Authority: any domestic or foreign government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof.

          Handling: shall mean the production, use, treatment, storage, transportation, generation, manufacture, processing, distribution, disposal, emission, discharge, Release or threatened Release.

          Hazardous Substance: shall mean any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance or material, pesticide, waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

          Henderson Facility: shall mean all real property owned or leased by the Company or any Subsidiary in Henderson County, Kentucky, and all buildings, structures, improvements and fixtures located thereon, whether owned, leased or otherwise held or used by the Company or any Subsidiary and all equipment and other personal property used or useful in connection with any such real property, buildings, structures, improvements or fixtures.

          HSR Act:  as defined in Section 2.2.

          Indemnitee:  as defined in Section 7.2.3.

          Indemnitor:  as defined in Section 7.2.3.

          Intellectual Property Licenses:  as defined in Section 2.11.

          Intellectual Property: all patents and applications therefor, trademarks and service marks and registrations and applications therefor, registered copyrights and applications therefor, trade names, software, material trade secrets and confidential business information including, without limitation, ideas, formulae, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development informa-tion, drawings, specifications, designs, plans, proposals, and technical data.

          Internal Software:  as defined in Section 2.11.

          Inventory: all merchandise owned and intended for resale by the Company and its Subsidiaries and all raw materials, work in process, finished goods, wrapping, supply and packaging items and similar items of the Company and its Subsidiaries, whether or not located on the premises, on consignment to a third party, or in transit or storage.

          IRS:  the Internal Revenue Service of the United States.

          KKR:  as defined in Section 7.2.1.

          Lacks:  as defined in Section 6.4.11.

          Laws: any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, published agency guidelines and orders of any Governmental Authority.

          Leased Real Property:  as defined in Section 2.8.

          Liabilities: any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

          Licenses:  as defined in Section 2.11.

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

          Liens: any claim, lien, pledge, covenant, easement, right of first refusal, licenses, rights of way, option, charge, security interest, deed of trust, mortgage, encroachment, building or use restriction, conditional sales agreement or encumbrance, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof. With respect to shares of capital stock, "Liens" shall also include any voting agreement or agreement limiting or restricting the holder's right to dispose of such shares.

          London Facility: shall mean all real property owned or leased by the Company or any Subsidiary in the County of Middlesex, Province of Ontario, Canada, and all buildings, structures, improvements and fixtures located thereon, whether owned, leased or otherwise held or used by the Company or any Subsidiary and all equipment and other personal property used or useful in connection with any such real property, buildings, structures, improvements or fixtures.

          Material Adverse Effect: a material adverse effect on the assets, liabilities, financial condition, results of operations, business or prospects of the Company and its Subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement.

          Material Contracts:  as defined in Section 2.9.

          Non-Company Affiliates:  as defined in Section 2.14.

          Notice of Disagreement:  as defined in Section 1.5.

          Owned Intellectual Property:  as defined in Section 2.11.

          Owned Real Property:  as defined in Section 2.8.

          Permits:  as defined in Section 2.12.

          Permitted Liens:  as defined in Section 2.8.
          Person: any natural person, firm, limited liability company, general partnership, limited partnership, joint venture, association, corporation, trust, Governmental Authority or other entity.

          Plans:  as defined in Section 2.10.

          Policies:  as defined in Section 2.16.

          Post-Closing Straddle Period:  as defined in Section 4.3.

          Pre-Closing Straddle Period:  as defined in Section 4.3.

          Purchase Price:  as defined in Section 1.2.

          Purchaser:  as defined in the Preamble.

          Redeemed Shares:  as defined in Section 1.3.

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          Redemption:  as defined in the Preamble.

          Redemption Price:  as defined in Section 1.3.

          Redemption Price Adjustment:  as defined in Section 1.5.
          Release: shall mean and include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

          Retained Liabilities:  as defined in Section 5.1.

          Shareholder:  as defined in the Preamble.

          Shareholder's Disclosure Schedule: the Disclosure Schedule delivered by the Shareholder on the date hereof. Section numbers in the Shareholder's Disclosure Schedule refer to the corresponding section numbers in this Agreement. Matters set forth in one section of the Shareholder's Disclosure Schedule need not be set forth in any other section thereof so long as its relevance to the latter section is reasonably ascertainable from its inclusion in the former section.

          Shareholder's Marks:  as defined in Section 4.10.

          Shareholder's Plans:  as defined in Section 5.2.

          Shares:  as defined in the Preamble.
          Statement:  as defined in Section 1.5.

          Straddle Period:  as defined in Section 4.3.

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          Subsidiary:  shall mean, with respect to any Person, any other Person of which more than 50% of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors, or other persons performing similar functions, of such other Person, is directly or indirectly owned or controlled by such Person, by one or more of such Person's Subsidiaries or by such Person and any one or more of such Person's Subsidiaries, provided, that with respect to the Company, "Subsidiary" shall include AKW, L.P. and AKW General Partner, L.L.C. (collectively "AKW"); provided, further, that any representation or warranty of the Shareholder contained herein pertaining to AKW is made by the Shareholder to its knowledge, and any covenant of the Shareholder or the Company contained herein pertaining to AKW is made to best of the Shareholder's or the Company's, as the case may be, ability.

          Tax or Taxes: shall mean all federal, state, local and foreign income, gross receipts, sales, use, social security, employees' withholding, unemployment, disability, excise, franchise, profits, property, capital stock, premium, minimum and alternative minimum or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding)

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

imposed by any taxing authority, together with any interest thereon and any penalties and additions thereto.

          Tax Dispute Accountant:  as defined in Section 4.4.

          Tax Indemnitee:  as defined in Section 4.4.

          Tax Indemnitor:  as defined in Section 4.4.

          Tax Return: any report, return, statement or other written information required to be filed with a taxing authority in connection with Taxes.

          Transition Services Agreement:  as defined in Section 4.8.

          Voluntary Action Exclusion:  as defined in Section 7.2.1.

          Working Capital:  as defined in Section 1.5.

          Working Capital Amount:  as defined in Section 1.5.

          Year End Working Capital:  as defined in Section 1.5.

          9. General Provisions.

          9.1 Modification; Waiver. This Agreement may be modified only by a written instrument executed by the parties hereto. Any of the terms and conditions of this Agreement may be waived only in writing at any time on or prior to the Closing Date by the party entitled to the benefits thereof.

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

          9.2 Entire Agreement. The Documents, including the Schedules and Exhibits hereto (which are hereby incorporated by reference and made a part hereof) are the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective Affiliates, representatives and agents in respect of the subject matter hereof (including, without limitation, the Confidential Descriptive Memorandum, dated August 18, 1997, with respect to the Company and any supplements thereto), except that this Agreement does not supersede the Confidentiality Agreement, the terms and conditions of which the parties hereto expressly reaffirm.

          9.3 Exclusivity of Representations and Warranties and Indemnification Provision; Relationship Between the Parties. It is the explicit intent and understanding of each of the parties hereto that neither party nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement and neither party is relying on any statement, representation or warranty, oral or written, express or implied, made by the other party or such other party's Affiliates, representatives or agents, except for the representations and warran-

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

ties set forth in this Agreement. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OF THE BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES TAKEN AS A WHOLE. The indemnity provided for in Section 7 of this Agreement shall be the sole and exclusive remedy of the Purchaser after the Closing for any inaccuracy of any representation or warranty of the Shareholder or any failure or breach of any covenant, obligation, condition or agreement to be performed or fulfilled by the Shareholder in this Agreement. The parties agree that this is an arm's length transaction in which the parties' undertakings and obligations are limited to the performance of their obligations under the Documents. The Purchaser acknowledges that it is a sophisticated investor, that it has undertaken a full investigation of the business of the Company and its Subsidiaries taken as a whole, and that it has only a contractual relationship with the Shareholder, based solely on the terms of this Agreement, and that there is no special relationship of trust or reliance between the Purchaser and the Shareholder.

          9.4 Termination.  This Agreement may be terminated:

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

          (a) at any time prior to the Closing Date by mutual consent of the Purchaser and the Shareholder;

          (b) by the Purchaser, if it shall not have received written notification from the Shareholder on or before December 12, 1997 that the condition set forth in Section 6.2.4 has been satisfied;

          (c) by the Purchaser or the Shareholder, if the Closing shall not have taken place on or before February 28, 1998 or such later date as the parties may have agreed to in writing, provided that the non-occurrence of the Closing is not attributable to a breach of the terms hereof by the party seeking termination; or

          (d) by either the Shareholder or the Purchaser, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby.

          In the event of such termination, no party shall have any further liability hereunder, except (i) for willful breach of this Agreement and (ii) the Confidentiality Agreement and this Section 9.4 and Section 9.5 shall survive such termination and shall remain in full force and effect.

          9.5 Expenses. Except as expressly provided herein, including, without limitation, Section 3.6, whether or not the transactions contemplated herein shall be consummated, each party shall pay its own expenses incident to the preparation and performance of this Agreement. Upon the Closing, the Company shall pay the fees and expenses incurred by the Purchaser in connection with this Agreement and the transactions contemplated hereby.

          9.6 Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.

          9.7 Post-Closing Access. (a) In connection with any matter reasonably related to the conduct of the Shareholder's business (such as preparing tax returns and financial statements, responding to tax audits, defending Actions and preparing reports to Governmental Authorities and shareholders) relating to any period prior to, or any period ending on, the Closing for which access to the Company's books and records is reasonably necessary, the Purchaser shall, upon the request and at the expense of the Shareholder, permit the Shareholder and its representatives reasonable access at all reasonable times during normal business hours to the books and records of the Company and

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

its Subsidiaries which shall have been transferred to the Purchaser; provided, that access to such books and records shall not unreasonably interfere with the normal operations of the Company and its Subsidiaries and that the Shareholder and its representatives shall not be entitled to any such access, information or documents (i) as to which the attorney-client privilege applies or (ii) the disclosure of which is restricted by contract or applicable law except in strict compliance with such contract or law. The Purchaser shall not dispose of such books and records during the period beginning with the Closing Date and ending on the later of the seventh anniversary of the Closing Date or, with respect to books and records related to Taxes, the expiration of the applicable statute of limitations, with extensions, without the Shareholder's consent, which shall not be unreasonably withheld. Following the expiration of such period, the Purchaser may dispose of such books and records at any time upon giving 60 days' prior written notice to the Shareholder, unless the Shareholder agrees to take possession of such books and records within 60 days at no expense to the Purchaser.

          (b) In connection with any matter reasonably related to the conduct of the Company's and Purchaser's business (such as preparing tax returns and financial statements, responding to tax audits, defending Actions and preparing reports to Governmental Authorities and shareholders), relating to any period prior to, or any period ending on, the Closing for which access to the Shareholder's books and records is reasonably necessary, the Shareholder shall, upon the Company's request and expense, permit the Company and its representatives reasonable access at all reasonable times during normal business hours to the books and records of the Shareholder and its Affiliates relating to the Company and its Subsidiaries as may be reasonably necessary; provided, that access to such books and records shall not unreasonably interfere with the normal operations of the Shareholder and its Affiliates and that the Company and its representatives shall not be entitled to any such access, information or documents (i) as to which the attorney-client privilege applies or (ii) the disclosure of which is restricted by contract or applicable law except in strict compliance with such contract of law. The Shareholder shall not dispose of such books and records relating to the Company and its Subsidiaries during the period beginning with the Closing
Date and ending on the later of the seventh anniversary of the Closing Date or, with respect to books and records related to Taxes, the expiration of the applicable statute of limitations, with extensions, without the Company's consent, which shall not be unreasonably withheld. Following the expiration of such period, the Shareholder may dispose of such books and records at any time upon giving 60 days' prior written notice to the Purchaser, unless the Company agrees to take possession of such books and records within 60 days at no expense to the Shareholder.

          (c) Without limiting the generality of the foregoing, promptly following the date hereof, the Shareholder shall cooperate with the Company to identify all documents, computer files and other records (or categories of documents, computer files and records) that are in the possession or control of the Shareholder that relate to the conduct of business of the Company and its Subsidiaries. Prior to and after the Closing, upon the request of the Company, the Shareholder shall deliver, at the Shareholder's expense, copies (or, if requested, originals) of such documents, files and records of the Company; provided that if the Shareholder has a reasonable need to retain such originals (e.g., for tax returns), the Shareholder may deliver copies; and provided, further, the Company shall not be entitled to such documents, files or records
(i) as to which the attorney-client privilege applies or (ii) the disclosure of which is restricted by contract or applicable law except in strict compliance with such contract of law and that the Shareholder may redact from such documents, files and records, the portions thereof relating solely to the retained business of the Shareholder.

          9.8 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:

          if to the Shareholder or, prior to the Closing, the Company:

               Phelps Dodge Corporation
               2600 North Central Avenue
               Phoenix, Arizona  85004
               Fax Number: (602) 234-8050
               Attention:  Scott A. Crozier, Esq.

          with a copy to:

               Debevoise & Plimpton
               875 Third Avenue
               New York, New York  10022
               Fax Number:  (212) 909-6836
               Attention:  James C. Scoville, Esq.

          if to the Purchaser or, after the Closing, the Company:

               Hubcap Acquisition L.L.C.
               c/o Kohlberg Kravis Roberts & Co., L.P.
               2800 Sand Hill Road
               Menlo Park, California  94025
               Fax Number:  (650) 233-6561
               Attention:  James H. Greene, Jr.

          with a copy to:

               Latham & Watkins
               75 Willow Road
               Menlo Park, California  94025
               Fax Number:  (650) 463-2600
               Attention:  Peter F. Kerman, Esq.

or to such other address or to such other person as either party hereto shall have last designated by notice to the other party.

          9.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by either party hereto without the prior written consent of the other party and any purported assignment or other transfer without such consent shall be void and unenforceable, provided, that the Purchaser may assign this Agreement to any lender to the Purchaser as security for obligations to such lender or to any Affiliate of Purchaser, and provided, further, that no assignment to any such lender or Affiliate

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

shall in any way affect the Purchaser's obligation or liabilities under this Agreement.

          9.10 No Third Party Beneficiaries. Except as set forth in Section 7 or as otherwise provided herein, nothing in this Agreement shall confer any rights upon any person or entity which is not a party or a successor or permitted assignee of a party to this Agreement.

          9.11 Counterparts. This Agreement may be executed in counterparts, all of which shall constitute one and the same instrument.

          9.12 Interpretation. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. Any references to Shareholder's knowledge or the knowledge of the Shareholder shall mean the actual knowledge, after reasonable investigation and inquiry, of William P. Greubel, Bradford C. Schultz, Elizabeth J. Hamme, Terrence J. Keating, William
D. Noll, J. Greg Szabo, Henry L. Taylor, Gary Bird (with respect to Section 2.16 only), Don Linder (with respect to Section 2.10 only), Daniel Luchtenfeld (with respect to Section 2.14 only), Leo Pruitt (with respect to Section 2.17 only) and Robert C. Swan (with respect to Sections 2.13 and 2.24 only).

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

          9.13 Governing Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of New York.

          9.14 Consent to Jurisdiction, etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this

Agreement or the transactions contemplated hereby in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.9. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          9.15 Waiver of Punitive and Other Damages and Jury Trial. (a) THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          (c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.

          9.16 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

          9.17 Specific Performance. Each of the Parties hereto agrees that the other parties will be irreparably injured if the obligations of such party contained in Sections 4.7 through 4.12, 4.14, 5.1, 9.6 and 9.7 are not specifically enforced. Therefore, notwithstanding anything to the contrary in this Agreement, each of the parties hereto shall have the right to enforce specifically the performance by the other party under such sections, and such party agrees to waive the defense in any such suit that the other

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

party has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy. The specific performance remedy described in this Section 9.17 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties hereto may elect to pursue.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                              PHELPS DODGE CORPORATION



                              By /s/ Manuel J. Iraola
                                 --------------------------
                                 Name: Manuel J. Iraola
                                 Title: Senior Vice President


                              HUBCAP ACQUISITION L.L.C.



                              By /s/ James H. Greene, Jr.
                                 --------------------------
                                 Name: James H. Greene, Jr.
                                 Title: President


                              ACCURIDE CORPORATION



                              By /s/ William P. Greubel
                                 --------------------------
                                 Name: William P. Greubel
                                 Title: President

                                                                 EXHIBIT 1




                   TERM SHEET FOR THE TRANSITION SERVICES AGREEMENT


I.T. Services. To provide the Company and its Subsidiaries with WAN and Internet access for a period of up to six months after the Closing and assist with orderly cut over (with appropriate modifications to establish a "firewall" to maintain the secrecy of use by the Shareholder and its Subsidiaries).

Payroll Services. To provide payroll services for the hourly and salaried employees of the Company and its Subsidiaries (but not including any non-U.S. Subsidiaries) for a period of six months after the Closing including preparation and processing of payroll (including 401(k) deposits and preparation and filing of all federal and state and local withholding and payroll taxes) and supplying of checks and deposit stubs for direct deposits for the purpose of making payroll payments.

Employee Benefits Administration Services. For up to six months after the Closing, the Shareholder agrees to assist the Company and its Subsidiaries with the administration of the employee benefit plans established pursuant to
Section 5.1 and Section 5.2.

To the extent that the transition services contemplated by Section 4.8 have not been completed by the Closing Date, the Shareholder will continue to assist the Company and its Subsidiaries with such transition services after the Closing for a period up to six months after the Closing, provided, however, that the Shareholder may employ the services of third parties to provide any or all such transition services, provided, further, that the cost related to such employment shall be consistent with past practices.

The Company shall reimburse the Shareholder for the full costs and expenses related to the services described above on a basis consistent with past practice (taking into account the level of services to be provided). The services will be provided at a level consistent with that currently provided by the Shareholder and its Subsidiaries to the Company and its Subsidiaries. Any taxes (excluding income taxes) assessed on the provision of services shall be paid by the Company.

Schedule 1


Letter Agreement, dated as of November 17, 1997, among Phelps Dodge Corporation, Accuride Corporation and Hubcap Acquisition L.L.C.

Stockholders' Agreement, among Phelps Dodge Corporation, Accuride Corporation and Hubcap Acquisition L.L.C., substantially in the form attached hereto as Exhibit A.

Transition Services Agreement, between Accuride Corporation and Phelps Dodge Corporation, contemplated by Section 4.8 of this Agreement, the principal terms of which are set forth on Exhibit 1.

Registration Rights Agreement, between Accuride Corporation and Hubcap Acquisition L.L.C., substantially in the form attached hereto as Exhibit B.

Indemnification Agreement to be entered into between Phelps Dodge Corporation and Accuride Corporation, as provided in Section 4.1 of this Agreement.


                                       2